Exhibit 2.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

LIBERTY RESOURCES LLC

(Seller)

KODIAK OIL & GAS (USA) INC.

(Buyer)

AND

KODIAK OIL & GAS CORP.

(Parent)

Dated June 2, 2013

i

6.6.	Material Agreements	26
6.7.	Capital Projects	26
6.8.	Taxes	27
6.9.	Audits	27
6.10.	Judgments	27
6.11.	Compliance with Law And Government Authorizations	27
6.12.	Lease Status/Rentals/Royalties/Exhibits	27
6.13.	Well Status	27
6.14.	Calls on Production	27
6.15.	Bankruptcy	28
6.16.	Indebtedness	28
6.17.	Financial Assurances and Guarantees	28
6.18.	Assets Subject to Reversionary Rights	28
6.19.	Rights in Third Parties	28
6.20.	Off-Site Disposal	28
6.21.	No Other Representations or Warranties; Disclosed Materials	28
6.22.	Disclaimer	29

ARTICLE 7.
	BUYER’S REPRESENTATIONS AND WARRANTIES	30
7.1.	Organization and Standing	30
7.2.	Power	30
7.3.	Authorization and Enforceability	30
7.4.	Liability for Brokers’ Fees	30
7.5.	Litigation	30
7.6.	Financial Resources	30
7.7.	Buyer’s Evaluation	30

ARTICLE 8.
	COVENANTS AND AGREEMENTS	31
8.1.	Covenants and Agreements of Seller	31
8.2.	Covenants and Agreements of Buyer	33
8.3.	Covenants and Agreements of the Parties	33

ARTICLE 9.
	TAX MATTERS	34
9.1.	Production Tax Liability	34
9.2.	Transfer Taxes	35
9.3.	Tax Reports and Returns	35
9.4.	Tax Cooperation	35

ARTICLE 10.
	CONDITIONS PRECEDENT TO CLOSING	35
10.1.	Seller’s Conditions	35
10.2.	Buyer’s Conditions	36

ARTICLE 11.
	RIGHT OF TERMINATION	36
11.1.	Termination	36
11.2.	Liabilities Upon Termination	37

ARTICLE 12.
	CLOSING	38
12.1.	Date of Closing	38
12.2.	Place of Closing	38
12.3.	Closing Obligations	38

ARTICLE 13.
	POST-CLOSING OBLIGATIONS	39
13.1.	Post-Closing Adjustments	39
13.2.	Records	39
13.3.	Further Assurances	40
13.4.	Filing of Tax Returns; Payment of Taxes	40

ARTICLE 14.
	INDEMNIFICATION	41
14.1.	Buyer’s Assumption of Liabilities and Obligations	41
14.2.	Indemnification	42
14.3.	Procedure	43
14.4.	Survival of Warranties, Representations and Covenants	44
14.5.	Reservation as to Non-Parties	44
14.6.	Reductions in Losses	44
14.7.	Waiver by Buyer	45

ARTICLE 15.
	MISCELLANEOUS	45
15.1.	Schedules	45
15.2.	Expenses	45
15.3.	Notices	45
15.4.	Amendments	46
15.5.	Assignment	46
15.6.	Headings	46
15.7.	Counterparts/Fax Signatures	46
15.8.	Governing Law	47
15.9.	Entire Agreement	47
15.10.	Binding Effect	47
15.11.	No Third-Party Beneficiaries	47
15.12.	No Vicarious Liability	48
15.13.	Dispute Resolution and Arbitration	48
15.14.	Time of the Essence	49
15.15.	Parent Assurances and Representations	49
15.16.	Certain Agreements with Respect to Debt Providers	49

Defined Terms	Section Reference

Additional Escrow Amount	1.1
Adjusted Preliminary Purchase Price	2.6
Affected Asset	4.4
Affiliate	1.1
Aggregate Environmental Deductible	5.4(b)
Aggregate Title Deductible	4.2(g)
Agreement	Preamble
Allocated Value	2.4(a)
Assets	1.1
Assumed Liabilities	14.1
Base Financial Statements	1.1
Business Day	1.1
Buyer	Preamble
Buyer Indemnified Parties	14.2(a)
Buyer’s Knowledge	1.1
Cap	14.2(c)
Capital Projects	6.7
Casualty Loss	8.3(c)
Claim	14.3(b)
Claim Notice	14.3(a)
Closing	12.1
Closing Amount	2.3(a)(3)
Closing Date	12.1
Closing Date Title Adjustment Amount	4.3
Code	1.1
Condition	1.1
Contracts	1.1
Cure Period	4.2(j)(1)
Debt Financing	1.1
Debt Providers	1.1
Deductible	14.2(c)
Defect Notice Date	3.1
Defensible Title	4.1(b)
Deposit Interest	2.2
Disclosed Materials	Article 6
Dispute	1.1
Disputed Title Benefit	4.3
Disputed Title Defect	4.3
Due Diligence Period	3.1
Due Diligence Review	3.1
Effective Time	1.1
Environmental Adjustment Amount	5.4(b)
Environmental Assessment	3.3
Environmental Defect	1.1
Environmental Defect Notice	5.3

Environmental Defect Property	5.3
Environmental Defect Amount	5.4(a)
Environmental Disputed Matters	5.4(a)
Environmental Escrow Amount	5.4(a)
Environmental Law(s)	1.1
Environmental Liabilities	1.1
Escrow Agent	2.2
Escrow Agreement	2.2
Escrow Fund	1.1
Excluded Assets	1.1
Excluded Depths	1.1
Final Purchase Price	13.1(a)
Final Section 1060 Allocation Schedule	2.4(b)
Final Settlement Date	13.1(a)
Final Settlement Statement	13.1(a)
Force Majeure	1.1
Fundamental Representations	14.4
Governmental Entity	1.1
Hazardous Materials	1.1
Hydrocarbons	1.1
Hypothetical Title Adjustment Amount	4.3
Indebtedness	1.1
Indemnified Party	14.3(a)
Indemnifying Party	14.3(a)
Individual Environmental Threshold	5.4(b)
Individual Title Threshold	4.2(g)
Inspection Request	3.3(a)
Invasive Activities	3.3(a)
Lands	1.1
Law	1.1
Leases	1.1
Lien	1.1
Losses	1.1
Material Adverse Effect	1.1
Material Agreements	6.6
Material Consent	4.4(a)
Net Acre	1.1
Net Casualty Loss	8.3(b)
Net Imbalance	2.6(c)
Net Imbalance Amount	2.6(c)
Net Revenue Interest	4.1(b)(i)
Non-Op Properties	3.3(a)
Notice of Defective Interests	4.2(c)
Obligations	14.1
Parent	Preamble
Party; Parties	Preamble

v

Pay-Off Amount	2.3(a)(1)
Pay-Off Letter	2.3(a)(1)
Performance Deposit	2.2
Permitted Encumbrances	4.1(c)
Person	1.1
Plugging and Abandonment Obligations	1.1
Preliminary Purchase Price	2.6
Preliminary Settlement Statement	2.6
Production Taxes	1.1
Property Expenses	1.1
Proposed Section 1060 Allocation Schedule	2.4(b)
Purchase Price	2.3
Records	1.1
Remediate; Remediation	1.1
Retained Liabilities	14.1
SEC	1.1
Securities Act	1.1
Seller	Preamble
Seller’s Knowledge	1.1
Seller Related Parties	15.15
Surface Contracts	1.1
Survival Period	14.4
Target Closing Date	12.1
Tax	1.1
Tax Claim	13.4(c)
Tax Proceeding	9.4
Tax Return	1.1
Termination Date	11.1(b)
Title Adjustment Amount	4.2(i)
Title Benefit	4.2(b)
Title Benefit Notice	4.2(d)
Title Defect	4.2(a)
Title Defect Amount	4.2(f)
Title Defect Property	4.2(c)
Title Disputed Matters	4.3
Title Escrow Amount	4.3
Transfer Taxes	9.2
Wells	1.1
Working Interest	4.1(b)(ii)

List of Exhibits

Exhibit A	Leases
Exhibit B	Wells
Exhibit C	Contracts
Exhibit D	Form of Escrow Agreement
Exhibit E	Form of Assignment, Bill of Sale and Conveyance
Exhibit F	Form of Assignment and Assumption Agreement
Exhibit G	Affidavit of Non-Foreign Status
Exhibit H	Form of Indemnification Agreement

List of Schedules

Schedule 1.1(a)	Buyer’s Knowledge Representatives
Schedule 1.1(b)	Seller’s Knowledge Representatives
Schedule 1.1(c)	Excluded Depths
Schedule 1.1(d)	Excluded Assets
Schedule 2.4(a)	Allocated Values
Schedule 3.3(c)	Access Persons
Schedule 4.1(a)	Notice of Alleged Title Defect
Schedule 4.2(a)(9)	Excluded Items
Schedule 4.4	Preferential Rights and Consents
Schedule 6.5	Pending or Threatened Litigation
Schedule 6.7	Capital Projects
Schedule 6.9	Audits
Schedule 6.13	Well Status
Schedule 6.14	Calls on Production
Schedule 6.17	Financial Assurances and Guarantees
Schedule 6.18	Assets Subject to Reversionary Rights
Schedule 8.1(b)	Existing Drilling Plan
Schedule 8.1(f)	Indebtedness/Pay-Off Letters
Schedule 11.1(c)(i)	Other Matters - Title
Schedule 11.1(c)(ii)	Other Matters - Environmental
Schedule 11.1(c)(ii)	Other Consents and Preferential Purchase Rights

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated as of this 2nd day of June, 2013, is entered into by and between Liberty Resources LLC, a Delaware limited liability company (“Seller”), Kodiak Oil & Gas (USA) Inc., a Colorado corporation (“Buyer”) and, solely for purposes of Section 15.16 hereof, Kodiak Oil & Gas Corp., a Yukon Territory corporation (“Parent”), with Buyer and Seller collectively referred to as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, Seller desires to sell and Buyer desires to purchase Seller’s interest in the Assets (as defined below) upon the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer, Seller and, with respect to Section 15.16, Parent agree as follows:

AGREEMENTS

ARTICLE 1.

DEFINITIONS AND REFERENCES

1.1.                            Certain Defined Terms.  In addition to the terms defined elsewhere herein, the following terms will have the respective meanings assigned to them in this Section 1.1 when used in this Agreement with initial capital letters:

“Additional Escrow Amount” means the sum of (i) the Title Escrow Amount, if any, and (ii) the aggregate Environmental Escrow Amounts, if any.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.  For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Assets” means Seller’s right, title, and interest in and to the following: (a) all oil and gas leases specifically described in Exhibit A, together with all amendments, renewals, extensions, and ratifications thereof (collectively, the “Leases”); (b) the lands covered by the Leases or pooled or unitized therewith (the “Lands”); (c) the oil, gas, casinghead gas, coal bed methane, condensate and other gaseous and liquid hydrocarbons or any combination thereof that may be produced from under the Leases (the “Hydrocarbons”); (d) all oil, gas, water or injection wells located on or associated with the Lands, whether producing, shut-in, or temporarily abandoned, including the wells described in Exhibit B (the “Wells”), together with all of the personal property, equipment, fixtures and improvements used in connection therewith; (e) the unitization, pooling and communitization agreements, declarations, spacing orders, and the pools, units, or spacing units created thereby, relating to the properties and interests described in clauses (a) through (d) and to the production of Hydrocarbons, if any, attributable to said properties and interests (the “Units”), and the force-pooled and non-consent interests associated therewith; (f) all equipment, machinery, fixtures and other tangible personal property and improvements located on or used or held for use solely in connection with the operation of the interests described in clauses (a) through (e) including any tanks, boilers, buildings, fixtures, injection facilities, saltwater disposal facilities, compression facilities, pumping units and engines, platforms, flow lines, pipelines, gathering systems, gas and oil treating facilities, machinery, power lines, telephone and telegraph lines, roads, and other appurtenances, improvements and facilities; (g) all surface leases, permits, rights-of-way, licenses, easements and other surface rights agreements used in connection with the production, gathering, treatment, processing, storage, sale or disposal of Hydrocarbons or produced water from the interests described in clauses (a) through (f), but excluding, in all such instances, any items the transfer of which is prohibited by applicable Law (collectively, the “Surface Contracts”); (h) all claims for refunds of any Production Taxes attributable to any period from and after the Effective Time; (i) all existing contracts and effective sales and purchase contracts, operating agreements, exploration agreements, development agreements, balancing agreements, farmout agreements, service agreements, transportation, processing, treatment or gathering agreements, equipment leases and other contracts, agreements and instruments, including those described on Exhibit C, insofar as they directly relate to the properties and interests described in clauses (a) through (h), but excluding any contracts, agreements and instruments the transfer of which is prohibited by applicable Law (collectively, the “Contracts”); (j) all unbilled costs for the joint interest billings and the accounts receivable for the joint interest billings on behalf of third party working interest owners in the Leases, Wells or Units operated by Seller; and (k) originals or copies of all the files, records, and data relating to the items described in clauses (a) through (j) above, which records shall include, without limitation: lease records; well records; division order records; well files; title records (including abstracts of title, title opinions and memoranda, and title curative documents); engineering records; geological and geophysical data (including seismic data) and all technical evaluations, interpretive data and technical data and information relating to the properties and interests described in clauses (a) through (j); correspondence; electronic data files (if any); maps; production records; electric logs; core data; pressure data; decline curves and graphical production curves; reserve reports; appraisals and accounting records (collectively, the “Records”).  Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the purchase and sale contemplated hereby, the Excluded Assets.

“Base Financial Statements” means the historical financial statements in respect of the Assets required to be filed by Parent pursuant to Regulation S-X of the Securities Act, or, in lieu thereof, an alternate set of financial statements with respect to which Parent notifies Seller that the SEC has determined to permit Parent to file.

“Business Day” means a day other than a Saturday, Sunday or a day on which commercial banks in Denver, Colorado or New York, New York are authorized or required by applicable Law to be closed for business.

“Buyer’s Knowledge” means the actual knowledge of Buyer’s representatives listed on Schedule 1.1(a) hereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“Condition” means any circumstance, status or defect that requires Remediation to comply with Environmental Laws.

“Debt Financing” means the provision of certain financing to Buyer by the Debt Providers for the purposes of financing a portion of the transactions contemplated hereby, including the payment of the Purchase Price.

“Debt Providers” means Wells Fargo Bank, N.A., Wells Fargo Securities, LLC and the “Lenders” party to that certain Amended and Restated Credit Agreement (as amended, supplemented, or otherwise modified), dated as of October 28, 2011, by and among Buyer, Wells Fargo Bank, N.A., as administrative agent, and the other parties thereto from time to time.

“Dispute” means any dispute, claim or controversy of any kind or nature related to, arising under, or connected with this Agreement (including disputes as to the creation, validity, interpretation, breach or termination of this Agreement).

“Effective Time” means March 1, 2013, at 7:00 a.m. Mountain Time.

“Environmental Defect” means a Condition in, on, under or relating to a particular Asset (including, without limitation, air, land, soil, surface and subsurface strata, surface water, groundwater, or sediments), but excluding any Plugging and Abandonment Obligations (which shall not constitute an Environmental Defect).

“Environmental Law” or “Environmental Laws” means any federal, tribal, state, local or foreign law (including common law), statute, rule, regulation, requirement, ordinance and any writ, decree, bond, authorization, approval, license, permit, registration, binding criteria, standard, consent decree, settlement agreement, judgment, order, directive or binding policy issued by or entered into with a Governmental Entity pertaining or relating to:  (a) pollution or pollution control, including, without limitation, storm water; (b) protection of human health from exposure to Hazardous Materials or protection of the environment; (c) employee safety in the workplace; or (d) the management, presence, use, generation, processing, extraction, treatment, recycling, refining, reclamation, labeling, transport, storage, collection, distribution, disposal or release or threat of release of Hazardous Materials.  “Environmental Laws” shall include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Solid Waste Disposal Act (as amended by the Resource Conservation and Recovery Act), 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. §§ 300f-300, the Federal Air Pollution Control Act, 42 U.S.C. § 7401 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Endangered Species Act, 16 U.S.C. § 1531 et seq., the National Historic Preservation Act, 16 U.S.C. §470 et seq., and the regulations and orders respectively promulgated thereunder, each as amended, or any equivalent or analogous state or local statutes, laws or ordinances, any regulation promulgated thereunder and any amendments thereto.

“Environmental Liabilities” means all Losses (including any civil fines, penalties, costs of Remediation, any personal injury, illness or death, any damage to, destruction or loss of property, and any damage to natural resources (including soil, air, surface water or groundwater) and expenses for the modification, repair or replacement of facilities on the Lands) brought or assessed by any and all Persons, including any Governmental Entity, to the extent any of the foregoing directly or indirectly involves any Condition relating to the Assets, including Plugging and Abandonment Obligations, all Environmental Defects, the presence, disposal or release of any Hazardous Material of any kind in, on or under the Assets, created or attributable to any period of time, whether before or after Seller acquired ownership of the Assets, including any period of time prior to or after the Effective Time.

“Escrow Fund” shall have the meaning ascribed to such term in the Escrow Agreement.

“Excluded Assets” means (a) (i) all corporate, financial, income, Tax and legal records of Seller that relate to Seller’s business generally (whether or not relating to the Assets) other than abstracts of title, title opinions and memoranda, and title curative documents that primarily relate to the Assets and (ii) all books, records and files that relate primarily to the Excluded Assets or this Agreement and the transactions contemplated hereby; (b) (i) equipment, inventory, machinery, fixtures and other tangible personal property and improvements that are leased by Seller or located at or used in connection with any field office or yard of Seller other than those used solely in connection with the Assets, (ii) any computers and related peripheral equipment that are not located on the Assets and (iii) communications equipment that is not located on the Assets; (c) all rights to any refunds for Taxes or other costs or expenses borne by Seller or Seller’s predecessors in interest and title attributable to periods prior to the Effective Time in accordance with the principles of Section 9.1; (d) Seller’s area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Seller’s business generally; (e) all geophysical and other seismic and related technical data and information that is not transferrable without the payment of a fee or other penalty or is otherwise not transferrable pursuant to a third party agreement or applicable Law; (f) all cash, trade credits, account receivables (other than all unbilled costs for the joint interest billings and the accounts receivable for the joint interest billings on behalf of third party working interest owners in the Leases, Wells or Units operated by the Seller), note receivables, take or pay amounts receivable, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time; (g) Contracts and Surface Contracts to the extent the necessary consents to transfer are not obtained pursuant to Section 4.4; (h) any refunds due Seller by a third party for any overpayment of rentals, royalties, excess royalty interests or production payments attributable to the Assets with respect to any period of time prior to the Effective Time; (i) any causes of action, claims, rights, indemnities or defenses with respect to the Assets, whether arising before or after the Effective Time, that relate to any indemnification obligation of Seller hereunder as more fully described in Article 14 below; (j) all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity agreement, (ii) under any bond and (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omission or events, or damage to or destruction of property prior to the Effective Time; (k) any contracts and agreements relating to swaps, futures, hedges, and other similar derivative-based or hedging transactions; (l) the depths and formations from the surface down to 50 feet above the top of Bakken formation in those certain Leases and Lands located in the “Glass Bluff Madison Unit” as more particularly described on Schedule 1.1(c) (the “Excluded Depths”), together with all wells with a bottomhole location in or producing from the Excluded Depths (excluding any of the Wells listed on Exhibit B and any wells that have produced from the Bakken formation or any formation below the Bakken formation), the oil, gas and other liquid hydrocarbons produced from the Excluded Depths, the unitization, pooling and communitization agreements, declarations, spacing orders, and the pools, units, or spacing units created thereby relating to the Excluded Depths but only to the extent not related to the Bakken formation or any formation below the Bakken formation, the fixtures, equipment and tangible personal property used primarily in connection with the Excluded Depths, and a concurrent interest in the Surface Contracts, Contracts and Records, insofar as they pertain to the Excluded Depths, and (m) the assets listed on Schedule 1.1(d).

“Force Majeure” means acts of terrorism, fire, explosion, earthquake, storm, flood, freezing of wells or pipelines, delays in obtaining rights-of-way, shutting-in facilities for repair or maintenance, strike, lock out, activities of a combination of workmen or other labor difficulties, wars, insurrection, riot, Law, act, order, export or import control regulations, proclamation, decree, regulation, ordinance, or instructions of a Governmental Entity, judgment or decree of a court of competent jurisdiction or any other cause not reasonably within the control of the party claiming force majeure.

“Governmental Entity” means any national, state, local, native or tribal government or any subdivision, agency, court, commission, department, board, bureau, regulatory authority or other division or instrumentality thereof.

“Hazardous Materials” means, without limitation, any waste, substance, product, or other material (whether solid, liquid, gas or mixed), which is or becomes identified, listed, published, or defined as a hazardous substance, hazardous waste, hazardous material, toxic substance, radioactive material, oil, or petroleum waste, or which is otherwise regulated or restricted under any Environmental Law.

“Indebtedness” means, without duplication, with respect to the Assets, the outstanding principal amount of, accrued and unpaid interest on, discounts, fees, and penalties on, and any other payment obligations relating to the Assets existing under any and all of the following, whether or not contingent: (i) indebtedness for borrowed money, (ii) payment obligations evidenced by notes, bonds, debentures or similar contractual arrangements and (iii) guarantees or other commitments or obligations by which Seller assures a creditor against the items described in clause (i) or (ii) preceding.

“Law” means any statute, law, principle of common law, rule, regulation, judgment, order, ordinance, requirement, code, writ, injunction, or decree of any Governmental Entity.

“Lien” means any of the following: mortgage, lien (statutory or other), other security agreement, arrangement or interest, hypothecation, pledge or other deposit arrangement, assignment, charge, levy, executory seizure, attachment, garnishment, encumbrance (including any easement, exception, reservation or limitation, right of way, and the like), conditional sale, title retention, voting agreement or other similar agreement, arrangement, device or restriction, preemptive or similar right, the filing of any financial statement under the Uniform Commercial Code or comparable law of any jurisdiction, or any option, equity, claim or right of or obligation to any other Person of whatever kind and character; provided, however, that the term “Lien” shall not include any of the foregoing to the extent created by this Agreement.

“Losses” shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; excluding however (x) any special, consequential, punitive or exemplary damages, diminution of value of any Asset, loss of profits incurred by a Party hereto or loss incurred as a result of the indemnified party indemnifying a third party and (y) any increase in liability, loss, cost, expense, claim, award or judgment to the extent such increase is caused by the actions or omissions of any Indemnified Party after the Closing Date.

“Material Adverse Effect” means any state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences), that is (i) materially adverse to the ownership, operations or value of the Assets or (ii) materially adverse to the ability of Seller to consummate the transactions contemplated by this Agreement on a timely basis; provided, however, that no state of facts, change, event, effect or occurrence arising or related to any of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been a “Material Adverse Effect”: (a) national or international business, economic or political conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America or any of its respective territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America; (b) events affecting the financial, banking or securities markets (including any disruption thereof or any decline in the price of securities generally or any market or index); (c) conditions (or changes in such conditions) generally affecting the oil and gas industry or the natural gas liquids industry in any area or areas where the Assets are located; (d) increases in energy, electricity, natural gas, oil, or other raw materials or operating costs; (e) changes in generally accepted accounting principles or Law; (f) the taking of any action required by this Agreement; (g) changes as a result of the negotiation, announcement, pendency or performance of this Agreement, including by reason of the identity of Buyer or any communication by Buyer or any of its Affiliates of their plans or intentions regarding the operation of the Assets; (h) any actions taken or omitted to be taken by or at the request or with the written consent of Buyer; (i) any event of Force Majeure; (j) changes in oil or natural gas prices, including changes in price differentials; (k) effects or changes that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement pursuant to Article 11; or (l) changes resulting from the performance of the covenants set forth in Section 8.1 hereof (solely to the extent that such changes are a result of Buyer’s refusal to give its written approval to Seller’s written request to take any action restricted therein).

“Net Acre” means, as computed separately with respect to each Lease the (i) lessee’s percentage interest in the leasehold estate created by the Lease multiplied by (ii) the number of gross acres covered by the Lease multiplied by (iii) the undivided interest in the oil and gas mineral fee estate in the land covered by the Lease.

“Person” means any individual or entity, including, without limitation, any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, unincorporated organization or government, administrative or judicial authority (including any board, agency, political subdivision or other body thereof).

“Plugging and Abandonment Obligations” means any and all responsibility and liability (other than an obligation to Remediate a Condition that constitutes a violation of Environmental Laws) for the following, arising out of or relating to the Assets, whether before, on, or after the Effective Time: (i) the necessary and proper plugging, re-plugging, and abandonment of all Wells; (ii) the necessary and proper removal, abandonment, and disposal of all structures, pipelines, equipment, operating inventory, abandoned property, trash, refuse, and junk located on or comprising part of the Assets related to such abandoned Wells; (iii) the necessary and proper capping and burying of all associated flow lines located on or comprising part of the Assets related to such abandoned Wells; and (iv) the necessary and proper restoration of the surface and subsurface to the condition required by applicable laws, permits, orders, and contracts related to such abandoned Wells.

“Production Taxes” means all ad valorem, property, production, excise, net proceeds, severance, windfall profit and all other Taxes and similar obligations assessed against the Assets or based upon or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, provided that Production Taxes shall not include income, franchise, or margin Taxes, and Transfer Taxes, but shall include any interest, penalties, additions to tax and fines assessed or due in respect of any Production Taxes, whether disputed or not.

“Property Expenses” means all (i) capital expenses (including all capital expenditures authorized by Section 8.1(a)) and bonuses, broker fees, and other lease acquisition costs, costs of drilling and completing wells and costs of acquiring equipment, Production Taxes and operating and production expenses (including costs of insurance, rentals, shut-in payments and royalty payments; title examination and curative actions; and gathering, processing and transportation costs in respect of Hydrocarbons produced from the Assets), incurred in the ownership, development and operation of the Assets in the ordinary course of business, (ii) general and administrative costs with respect to the Assets and (iii) overhead costs charged to the Assets under the applicable operating agreement.

“Remediation” or “Remediate” means investigation, assessment, characterization, delineation, monitoring, sampling, analysis, removal action, remedial action, response action, corrective action, mitigation, treatment or cleanup of Hazardous Materials or other similar actions as required by any applicable Environmental Laws from soil, land surface, groundwater, sediment, surface water, or subsurface strata or otherwise for the general protection of human health and the environment.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Seller’s Knowledge” means the actual knowledge of the Seller’s representatives listed on Schedule 1.1(b) hereto.

“Taxes” means any taxes and assessments imposed by any Governmental Entity, including net income, gross income, profits, gross receipts, license, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, environmental (including taxes under Code Section 59A), customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, fuel, excess profits, windfall profit, severance, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not, and any expenses incurred in connection with the determination, settlement or litigation of the Tax liability, and “Tax” means any one of these.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

1.2.                            References and Construction.

(a)                                 When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference will be to an Article, Section, Exhibit or Schedules to this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”  Unless the context otherwise requires, (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the words “herein,” “hereof,” “hereby,” “hereunder” and words of similar nature refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited, and (iv) the use in this Agreement of a pronoun in reference to a Party hereto includes the masculine, feminine or neuter, as the context may require.  The Schedules, as well as all Exhibits hereto, will be deemed part of this Agreement and included in any reference to this Agreement.

(b)                                 The Parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE 2.

PURCHASE AND SALE

2.1.                            Purchase and Sale.  Subject to the terms and conditions of this Agreement, at the Closing, Buyer agrees to purchase from Seller and Seller agrees to sell, assign and deliver to Buyer all of Seller’s right, title and interest in the Assets for the consideration specified in this Article 2.

2.2.                            Performance Deposit.  Pursuant to that certain Escrow Agreement, dated as of the date hereof (the “Escrow Agreement”), by and among Buyer, Seller, and JPMorgan Chase Bank, National Association, in its capacity as escrow agent (the “Escrow Agent”), a copy of which is attached hereto as Exhibit D, by 5:00 p.m. EDT June 3, 2013, Buyer shall pay an amount equal to $51,000,000 (the “Performance Deposit”) to the Escrow Agent by wire transfer of immediately available funds to be held in the Escrow Fund.  The Performance Deposit shall be held by the Escrow Agent and, subject to the terms of Article 11 and the Escrow Agreement, shall be (i) in the event the Closing is consummated, paid to Seller together with the interest earned thereon up to Closing (the “Deposit Interest”) or (ii) in the event the Closing is not consummated, (a) paid to Seller as set forth in Article 11 or (b) returned to Buyer as set forth in Article 11.

2.3.                            Consideration.

(a)                                 Subject to the terms and conditions of this Agreement, at the Closing, as consideration for the purchase of the Assets, Buyer shall assume and agree to discharge the Assumed Liabilities and pay the sum of $660,000,000 in immediately available funds (as adjusted in accordance with this Agreement, the “Purchase Price”) in the following manner:

(1)                                 At Closing, Buyer shall pay to each holder of Indebtedness set forth on Schedule 8.1(f) the total amount required to satisfy in full the Indebtedness owed each such holder, which amount shall be set forth in a customary payoff letter delivered by each holder prior to the Closing (each, a “Pay-off Letter” and the aggregate amount required to be paid pursuant to all of the Payoff Letters is referred to herein as the “Pay-off Amount”). Seller shall be responsible for obtaining the Pay-off Letters as provided herein.

(2)                                 At Closing, Buyer shall pay to the Escrow Agent the Additional Escrow Amount, if any, by wire transfer of immediately available funds.

(3)                                 At Closing, Buyer shall pay to Seller in immediately available funds to an account designated by Seller the sum of the Adjusted Preliminary Purchase Price (as determined in accordance with Section 2.6) less the Additional Escrow Amount less the Pay-Off Amount less the Performance Deposit plus the Net Imbalance Amount (which Net Imbalance Amount may be a positive or negative dollar amount) (such amount being referred to as the “Closing Amount”).

(b)                                 At Closing, Buyer and Seller shall provide joint written instruction to the Escrow Agent to release from the Escrow Fund and pay to Seller in immediately available funds to an account designated by Seller the Performance Deposit and the Deposit Interest.

(c)                                  After Closing, final adjustments to the Purchase Price shall be made pursuant to the Final Settlement Statement to be delivered pursuant to Section 13.1(a) and payments made by Buyer or Seller as provided in Section 13.1(a), and upon final resolution of any Title Disputed Matters or any Environmental Disputed Matters in accordance with Articles 4 and 5, respectively.

2.4.                            Allocation of the Purchase Price.

(a)                                 The “Allocated Value” for any Asset equals the dollar amount specified for such Asset on Schedule 2.4(a), increased or reduced as described in this Article 2.  Any adjustments to the Purchase Price other than the adjustments provided for in Section 2.6 shall be applied on a pro rata basis to the amounts set forth on Schedule 2.4(a) for all Assets.  After all such adjustments are made, any adjustments to the Purchase Price pursuant to Section 2.6 shall be applied to the amounts set forth in Schedule 2.4(a), for the particular affected Assets.  Seller makes no representation or warranty as to the accuracy of the Allocated Values assigned to each of the Assets.

(b)                                 Seller, using the Allocated Values determined under Section 2.4(a) to the extent applicable, shall prepare an allocation of the Purchase Price on a schedule (the “Proposed Section 1060 Allocation Schedule”) for purposes of, and in accordance with, Section 1060 of the Code and the regulations promulgated thereunder within 30 days after the Final Settlement Date. Buyer shall notify Seller in writing of any objections to the Proposed Section 1060 Allocation Schedule within 15 days of receipt thereof and if, within 30 days after delivery of notice of such objection, Buyer and Seller cannot agree to a final allocation schedule to be used for income Tax reporting purposes, Buyer and Seller shall submit the disputed matters to binding arbitration pursuant to Section 15.13 to finally determine the proper allocation of the Purchase Price for purposes of Section 1060 of the Code, and shall request that the arbitrator issue a final allocation schedule (the “Final Section 1060 Allocation Schedule”) within 30 days of the submission of the dispute.  Seller and Buyer agree that the allocation of the Purchase Price as set forth on the Final Section 1060 Allocation Schedule shall be used by Seller and Buyer as the basis for reporting asset values and other items for purposes of all federal, state and local Tax Returns, including without limitation Internal Revenue Service Form 8594.  Seller and Buyer further agree that each will take no position inconsistent with such allocations on any applicable Tax Return, in any audit or proceeding before any Governmental Entity related to Taxes, in any report made for Tax, financial accounting or any other purpose, or otherwise.  In the event that the allocation described herein is disputed by any Governmental Entity, the Party receiving notice of the dispute shall promptly notify the other Party concerning resolution of the dispute.

2.5.                            Additional Escrow Amount.  The Additional Escrow Amount, from time to time, together with the interest earned thereon, shall be deposited and held in the Escrow Fund and released in accordance with Articles 4 and 5, respectively.

2.6.                            Adjustments to Purchase Price and Preliminary Settlement Statement.  The Purchase Price shall be adjusted according to this Section 2.6 without duplication. At least five Business Days before the Closing Date, Seller shall provide to Buyer a statement showing its good faith computations of any adjustments to the Purchase Price provided for and required under this Agreement, and including reasonable supporting detail (“Preliminary Settlement Statement”). The Preliminary Settlement Statement shall set forth the Purchase Price as adjusted as provided in this Section 2.6 using the best information available to Seller as of the date the Preliminary Settlement Statement is delivered to Buyer (the “Preliminary Purchase Price”).  In the event Buyer objects in writing to Seller’s calculation of the Preliminary Purchase Price, not less than two Business Days prior to the Closing Date, Buyer and Seller shall use their reasonable best efforts to resolve such objections in a mutually acceptable manner prior to the Closing Date; provided, to the extent such objections are not so resolved by mutual agreement of Seller and Buyer prior to the Closing Date, the Closing shall proceed using the Closing Date Title Adjustment Amount but otherwise using Seller’s calculation of the other components of the Preliminary Purchase Price, as adjusted to reflect any agreed resolution of any disputed item (as so adjusted, the “Adjusted Preliminary Purchase Price”) and subject to post-Closing true-up as any remaining disputed items are resolved in accordance with this Agreement.

(a)                                 Upward Adjustments.  The Purchase Price shall be adjusted upward by the following:

(1)                                 The proceeds received by Buyer, net of royalties, overriding royalties, profit payments and similar burdens, from the sale of any Hydrocarbons that were produced from the Assets prior to the Effective Time;

(2)                                 An amount equal to all Property Expenses attributable to the Assets from and after the Effective Time that were paid by Seller (all to be apportioned as of the Effective Time);

(3)                                 The amount required to be paid by Buyer to Seller under Section 4.2(i), if any;

(4)                                 Transfer Taxes paid by Seller with respect to the transactions contemplated by this Agreement;

(5)                                 An amount equal to sum of the unbilled costs for the joint interest billings paid by Seller and, the accounts receivable, for the joint interest billings paid by Seller on behalf of third party working interest owners, each as of the Closing Date, in the Leases, Wells or Units; and

(6)                                 Any other amount agreed to by Buyer and Seller.

(b)                                 Downward Adjustments.  The Purchase Price shall be adjusted downward by the following:

(1)                                 The amount required to be paid by Seller to Buyer under Section 4.2(i), if any;

(2)                                 An amount equal to the Environmental Adjustment Amount, if any, pursuant to Section 5.4;

(3)                                 The Allocated Value of those Assets not conveyed at Closing due to Seller withholding its consent to an Inspection Request in accordance with Section 3.3(a);

(4)                                 The Allocated Value of those Assets not conveyed at Closing due to the failure to obtain a consent to assign in accordance with Section 4.4(a) or the exercise of any preferential rights to purchase in accordance with Section 4.4(b);

(5)                                 Any proceeds of Hydrocarbons produced from and after the Effective Time, net of royalties, overriding royalties, net profit payments and similar burdens and Production Taxes, received by Seller between the Effective Time and Closing relating to the Assets;

(6)                                 An amount equal to the revenue held in suspense by Seller, as of the Closing Date, for royalties, overriding royalties and similar leasehold burdens and handled in accordance with Section 8.1(e);

(7)                                 An amount equal to the Allocated Value of the Assets affected by any Casualty Loss, or an amount equal to any Net Casualty Loss, pursuant to Section 8.3(b); and

(8)                                 Any other amount agreed to by Buyer and Seller.

(c)                                  Pipeline and Well Imbalance Adjustments.  The Parties agree that in calculating the Closing Amount, the Purchase Price will be adjusted downward or upward, as appropriate, for pipeline and well imbalances related to the Assets, if any, as follows:  The sum of all gas underproduction imbalances less the sum of all overproduction imbalances is herein called the “Net Imbalance” and the “Net Imbalance Amount” (which may be a positive or negative dollar amount) means the Net Imbalance multiplied by $3.55 per Mcf.

2.7.                            Proration of Costs and Revenues.

(a)                                 For purposes of determining the amounts of the adjustments to the Purchase Price provided for in Section 2.6, the principles set forth in this Section 2.7(a) shall apply.  Buyer shall be entitled to all production of Hydrocarbons from or attributable to the Leases, Lands, and Wells at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Expenses incurred at and after the Effective Time.  Seller shall be entitled to all Hydrocarbon production from or attributable to Leases, Lands, and Wells prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Expenses incurred prior to the Effective Time.  “Earned” and “incurred”, as used in the Agreement shall be interpreted in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society standards, and expenditures that are incurred pursuant to an operating agreement, unit agreement or similar agreement shall be deemed incurred when expended by the operator of the applicable Lease, Land or Well, in accordance with Seller’s then current practice.  For purposes of allocating production (and accounts receivable with respect thereto), under this Section 2.7(a), (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Lands, and Wells when they pass through the inlet flange of the pipeline connecting into the storage facilities into which they are run or, if there are no such storage facilities, when they pass through the LACT meters or similar meters at the initial point of entry into the pipelines through which they are transported from the field, and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Lands, and Wells when they pass through the royalty measurement meters, delivery point sales meters or custody transfer meters on the gathering lines or pipelines through which they are transported (whichever meter is closest to the well).  Seller shall utilize reasonable interpolative procedures, consistent with industry practice, to arrive at an allocation of production when exact meter readings or gauging and strapping data are not available.  As part of Preliminary Settlement Statement, Seller shall provide to Buyer such data that Seller determines in its discretion is necessary to support any estimated allocation, for purposes of establishing the Closing Amount.

(b)                                 Should Buyer receive after Closing any proceeds, income or other amounts to which Seller is entitled under Section 2.7(a), Buyer shall fully disclose, account for and promptly remit the same to Seller.  If, after Closing, Seller receives any proceeds, income or other amounts with respect to the Assets to which Buyer is entitled pursuant to Section 2.7(a), Seller shall fully disclose, account for, and promptly remit the same to Buyer.

(c)                                  Should Buyer pay after Closing any Property Expenses for which Seller is responsible under Section 2.7(a), Seller shall reimburse Buyer promptly after receipt of an invoice with respect to such Property Expenses, accompanied by copies of the relevant vendor or other invoice and proof of payment.  Should Seller pay after Closing any Property Expenses for which Buyer is responsible under Section 2.7(a), Buyer shall reimburse Seller promptly after receipt of an invoice with respect to such Property Expenses, accompanied by copies of relevant vendor or other invoice and proof of payment.

(d)                                 After Closing, Buyer shall handle all joint interest audits and other audits of Section 2.7(a Property Expenses covering the period for which Seller is in whole or in part responsible under), provided that Buyer shall not agree to any adjustments to previously assessed costs for which Seller is liable without the prior written consent of Seller. Buyer shall provide Seller with a copy of all applicable audit reports and written audit agreements received by Buyer and relating to periods for which Seller is wholly or partially responsible.

ARTICLE 3.

BUYER’S INSPECTION

3.1.                            Due Diligence.  Subject to Section 3.3, upon execution of this Agreement, Seller will make the Assets available to Buyer and its representatives for inspection and review, at Buyer’s sole cost, to permit Buyer to perform its due diligence (“Due Diligence Review”) as hereinafter provided.  Buyer shall be entitled to conduct its Due Diligence Review until 5:00 p.m. Mountain Time on June 28, 2013(the “Due Diligence Period”).  The notices pertaining to the Due Diligence Review for the Notice of Defective Interest and the Environmental Defect Notice must be received by Seller no later than 5:00 p.m. Mountain Time three Business Days after the expiration of the Due Diligence Period (the “Defect Notice Date”).

3.2.                            Access to Records.  Upon reasonable advance notice, the Records will be made available to Buyer at the offices of Seller during Seller’s normal business hours.  Notwithstanding the foregoing, Records relating to Non-Op Properties will only be made available to Buyer to the extent such Records are in Seller’s possession, provided that Seller will cooperate with and assist Buyer in obtaining copies of any Records not within Seller’s possession relating to the Non-Op Properties.

3.3.                            On-Site Inspection.

(a)                                 Seller hereby consents to Buyer conducting, during the Due Diligence Period and upon reasonable advance notice to Seller, at Buyer’s sole risk and expense, on-site inspections and a Phase One Environmental Assessment (an “Environmental Assessment”) of

the Assets; provided, Buyer’s right to conduct due diligence on Assets operated by any Person other than Seller (the “Non-Op Properties”) shall be subject to obtaining such operator’s consent, which Seller will use commercially reasonable efforts to obtain (but which efforts will not require Seller to pay any consent fee to the operator or agree to give such operator any other financial concession).  Buyer shall not conduct any sampling, boring, drilling or other invasive investigation activities upon the Assets (“Invasive Activities”) without the prior written consent of Seller, which consent will not be unreasonably withheld, and, with respect to any Non-Op Property, without the prior written consent of the third-party operator thereof, which Seller will use commercially reasonable efforts to obtain (but which efforts will not require Seller to pay any consent fee to the operator or agree to give such operator any other financial concession).  If any Environmental Assessment indicates that a Condition exists or is reasonably likely to exist on any Asset, Buyer may request Seller’s consent to conduct Invasive Activities (“Inspection Request”). The Inspection Request shall include the specific Asset that would be subject to the Invasive Activities, the reasons for requesting Invasive Activities and a description of the proposed Invasive Activities to be conducted by Buyer.  Seller shall consent to or deny the Inspection Request within three (3) Business Days of receipt of the Inspection Request, provided that consent from Seller shall not be unreasonably withheld and that the failure of Seller to respond within such three (3) Business Day period shall be deemed to constitute Seller’s denial of consent to the Inspection Request and the proposed Invasive Activities; provided further, Buyer’s right to conduct Invasive Activities on any Non-Op Property is also subject to the prior written consent of the third-party operator of such property, which Seller will use commercially reasonable efforts to obtain (but which efforts will not require Seller to pay any consent fee to the operator or agree to give such operator any other financial concession).  If Seller withholds its consent to any Inspection Request relating to an Asset with a Condition reasonably likely to exceed the Individual Environmental Threshold, then Buyer may elect to have Seller retain the entirety of any such Asset at the Closing, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Asset.

(b)                                 Seller shall have the right to have its representatives present at any time that Buyer or any of its representatives are present on the Assets, and Buyer will cooperate reasonably with Seller’s scheduling requests so Seller or its representatives can be present.   In connection with any Environmental Assessment or Invasive Activities, Buyer agrees not to interfere with the normal operation of the Assets and agrees to comply with all requirements and safety policies of the operator.  If Buyer or its agents prepares an Environmental Assessment or conducts Invasive Activities, Buyer will furnish a copy of the assessment or report resulting therefrom to Seller.  The Parties shall execute a “common undertaking” letter regarding the confidentiality of Environmental Assessments and Invasive Activities.

(c)                                  During the Due Diligence Period, upon reasonable advance notice, Seller shall provide Buyer with reasonable access to the persons set forth on Schedule 3.3(c) during normal business hours, and shall instruct such persons to cooperate in all reasonable respects with Buyer in its Due Diligence Review.  Notwithstanding the foregoing, in the event that Seller is prohibited under an agreement currently binding on Seller to provide Buyer access to an Asset or any Record, Seller’s obligation to provide Buyer access with respect to such Asset or Record shall be deemed satisfied by Seller using commercially reasonable efforts to obtain permission for Buyer or its representatives to gain such access.

(d)                                 As a condition to granting Buyer or any representative thereof access to any Asset (including for the purpose of conducting Invasive Activities), Buyer must present Seller with a customary insurance certificate confirming that it is adequately insured and including the insurer’s waiver of subrogation of Buyer’s or its representatives’ rights and claims against Seller.  In addition, as a condition to performing any Invasive Activities, such insurance certificate must show Seller as an additional insured.  Buyer hereby waives, releases and agrees to defend and indemnify Seller and its directors, officers, managers, employees, Affiliates, agents and representatives against all claims for injury to, or death of, persons or for damage to property arising in any way from the access afforded to Buyer hereunder or the activities of Buyer or its representatives (including Invasive Activities).  This waiver, release and indemnity by Buyer shall survive termination of this Agreement.

3.4.                            Disclaimer.  EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, SELLER MAKES NO WARRANTY OR REPRESENTATION OF ANY KIND AS TO ANY INFORMATION OBTAINED BY BUYER PURSUANT TO THIS ARTICLE 3, INCLUDING THE RECORDS AND ANY INFORMATION CONTAINED THEREIN.  BUYER AGREES THAT ANY CONCLUSIONS DRAWN FROM THE RECORDS SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT.

ARTICLE 4.

TITLE MATTERS

4.1.                            Seller’s Title.

(a)                                 Limited Defensible Title Representation.  Seller represents to Buyer that (i) as of the Defect Notice Date its title to the Leases, Wells and Units is Defensible Title, and (ii) to Seller’s Knowledge, as of the date hereof, Schedule 4.1(a) sets forth each individual Title Defect affecting any of the Leases, Wells or Units with a Title Defect Amount in excess of the Individual Title Threshold.  Except as set forth in this Section 4.1(a) and in the Assignment, Bill of Sale and Conveyance of Assets, attached hereto as Exhibit E, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to the Leases, Wells, Units and other Assets.  Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Leases, Wells, Units and other Assets and for any breach of Seller’s representations in this Section 4.1(a) shall be Buyer’s right to adjust the Purchase Price to the extent provided in this Article 4, and Buyer hereby releases and waives all other remedies and agrees not to assert or threaten to assert any claim with respect to any such waived remedies.  The representations in this Section 4.1(a) shall terminate as of the Defect Notice Date and shall have no further force and effect thereafter.

(b)                                 Defensible Title - Leases, Wells and Units.  The term “Defensible Title” means such ownership of record to the Leases, Wells and Units that is deducible from the applicable county, state and federal records such that a reasonably prudent person engaged in the business of the ownership, development and operation of oil and gas leasehold and properties and having knowledge of all of the facts and their legal bearing would be willing to accept the same, and that, subject to and except for Permitted Encumbrances as defined in Section 4.1(c):

(i)                                     entitles Seller to receive a share of the Hydrocarbons produced, saved and marketed from any Lease, Well or Unit throughout the duration of the productive life of such Lease, Well or Unit or such specified zone(s) therein after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons (a “Net Revenue Interest”), of not less than the Net Revenue Interest share shown in Exhibit A or Exhibit B, respectively, for such Lease, Well or Unit;

(ii)                                  obligates Seller to bear a percentage of the costs and expenses for the maintenance, development, operation and the production relating to any Lease, Well or Unit throughout the productive life of such Lease, Well or Unit (“Working Interest”) not greater than the Working Interest shown in Exhibit A or Exhibit B, respectively, for such Lease, Well or Unit without increase, except increases to the extent that they are accompanied by a proportionate increase in Seller’s Net Revenue Interest;

(iii)                               each such Lease covers the Net Acre interest set forth in Exhibit A; and

(iv)                              is free and clear of Liens.

(c)                                  Permitted Encumbrances.  The term “Permitted Encumbrances” shall mean:

(1)                                 lessors’ royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens if the net cumulative effect of such burdens does not cause the Net Revenue Interest to be less than or the Working Interest to be more than as set forth in Exhibit A or Exhibit B, respectively, for the applicable Asset;

(2)                                 statutory liens for Taxes that are not yet due and payable or that are being contested in good faith in the normal course of business;

(3)                                 all rights to consent by, required notices to, filings with, or other actions by Governmental Entities, in connection with the conveyance of the applicable Asset if the same are customarily sought after such conveyance;

(4)                                 rights of reassignment contained in any Leases, or assignments thereof, providing for reassignment upon the surrender or expiration of any Leases;

(5)                                 easements, rights of way, servitudes, permits, surface leases and other rights with respect to surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like, and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the Assets or any restriction on access thereto that do not materially interfere with the operation of the affected Asset;

(6)                                 the terms and conditions of the Contracts listed in Exhibit C or any compulsory pooling order of the North Dakota Industrial Commission; provided, however, that the effect of any such items do not cause the Net Revenue Interest to be less than or the Working Interest to be more than as set forth in Exhibit A or Exhibit B, respectively, for the applicable Asset;

(7)                                 materialmen’s, mechanics’, operators’ or other similar liens arising in the ordinary course of business (i) if such liens and charges have not been filed pursuant to law and the time for filing such liens and charges has expired, (ii) if filed, such liens and charges have not yet become due and payable or payment is being withheld as provided by law, or (iii) if their validity is being contested in good faith by appropriate action;

(8)                                 such Title Defects (as defined in Section 4.2(a)) as Buyer has waived;

(9)                                 any Liens burdening the Assets which will be released at or before Closing; and

(10)                          any items set forth on Schedule 4.2(a)(9).

4.2.                            Purchase Price Adjustment Procedures.

(a)                                 Title Defect.  As used in this Agreement, the term “Title Defect” means any Lien, obligation (including contract obligation), defect, or other matter (including without limitation a discrepancy in Net Revenue Interest or Working Interest) that causes a breach of Seller’s representation in Section 4.1(a) and that is not cured by Seller in the manner permitted by this Agreement.  Notwithstanding the foregoing, the following shall not be considered Title Defects:

(1)                                 defects based solely on lack of information in connection with documents filed of record not contained in Seller’s files;

(2)                                 defects in the chain of title consisting of the mere failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Buyer provides clear and convincing evidence that such failure or omission has resulted in another Person’s actual and superior claim of title to the relevant Asset;

(3)                                 defects arising out of lack of survey, unless a survey is expressly required by applicable laws or regulations;

(4)                                 defects asserting a change in Working Interest or Net Revenue Interest based on a change in drilling and spacing units, tract allocation or other changes in pool or unit participation occurring after the Effective Time by a party other than Seller;

(5)                                 defects arising out of lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s actual and superior claim of title to the relevant Asset;

(6)                                 Liens created under deeds of trust, mortgages and similar instruments by the lessor under a Lease covering the lessor’s surface and mineral interests in the land covered thereby which would customarily be accepted in taking oil and gas leases or purchasing undeveloped oil and gas leases and for which the lessee would customarily seek a subordination of such Lien to the oil and gas leasehold estate prior to conducting drilling activities on the Lease;

(7)                                 defects based on failure to record a Lease issued by the Bureau of Land Management or the North Dakota Board of University and School Lands, or any assignments of record title or operating rights in such Leases, in the real property, conveyance or other records of the county in which such Lease is located;

(8)                                 defects that have been cured by applicable laws of limitations, prescription or otherwise; and

(9)                                 any items set forth on Schedule 4.2(a)(9).

(b)                                 Title Benefit.  As used in this Agreement, the term “Title Benefit” shall mean any right, circumstance or condition that operates (i) to increase the Net Revenue Interest of Seller in any Lease, Well or Unit above that shown in Exhibit A or Exhibit B, respectively, to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest therein above that shown in Exhibit A or Exhibit B, respectively, (ii) to decrease the Working Interest of Seller in any Lease, Well or Unit below that shown in Exhibit A or Exhibit B, respectively, to the extent such decrease in Seller’s Working Interest is proportionately greater than the decrease in Seller’s Net Revenue Interest therein below that shown in Exhibit A or Exhibit B, respectively, or (iii) increase the Net Acres of Seller covered by the Lease above that shown in Exhibit A.

(c)                                  Notice of Defective Interest.  On or before the Defect Notice Date, Buyer shall notify Seller in writing of any matters that in Buyer’s reasonable opinion constitute a Title Defect with respect to Seller’s title to all or any portion of the Leases, Wells and Units (“Notice of Defective Interests”).  The Notice of Defective Interests shall be in writing, shall identify the instrument as Buyer’s Notice of Defective Interests and shall contain the following: (i) a reasonably clear, complete and accurate description of the information in the possession of Buyer with respect to the alleged Title Defect(s), (ii) the Leases, Wells or Units (and the applicable zone(s) therein) affected by the alleged Title Defect(s) (each a “Title Defect Property”), (iii) the Allocated Value of each Lease, Well or Unit subject to the alleged Title Defect(s), (iv) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect(s), and (v) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations and information upon which Buyer’s belief is based.  To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer shall make reasonable efforts to give Seller written notice of all Title Defects discovered by Buyer at the end of each calendar week during the Due Diligence Period; provided, however, any such written notice may be preliminary in nature and supplemented prior to the Defect Notice Date, and the failure to provide such preliminary notice shall not be deemed to waive or restrict Buyer’s rights hereunder with respect to such Title Defect.  Any matters that may otherwise constitute a Title Defect, but of which Seller has not been notified by Buyer in accordance with this Section 4.2(c) prior to the Defect Notice Date, shall be deemed to have been waived by Buyer.

(d)                                 Notice of Title Benefits.  Buyer will promptly furnish Seller with written notice of any Title Benefit that is discovered by any of Buyer’s or any of its Affiliates’ employees, title attorneys, landmen or other title examiners while conducting Buyer’s Due Diligence Review prior to the Defect Notice Date.  On or before the Defect Notice Date, Seller shall have the right, but not the obligation, to advise Buyer in writing of any matters that in Seller’s reasonable opinion constitute a Title Benefit with respect to Seller’s title to all or any portion of the Leases, Wells and Units (a “Title Benefit Notice”).  The Title Benefit Notice shall be in writing and contain the following: (i) a reasonably clear, complete and accurate description of the information in the possession of the party providing such notice with respect to the alleged Title Benefit(s), (ii) the Leases, Wells or Units (and the applicable zone(s) therein) affected by the alleged Title Benefit(s), (iii) the Allocated Value of each Lease, Well or Unit (and the applicable zone(s) therein) subject to the alleged Title  Benefit(s), (iv) supporting documents reasonably necessary for such other party (as well as any title attorney or examiner hired by such other party) to verify the existence of the alleged Title Benefit(s), and (v) the amount by which the party providing such Title Benefit Notice reasonably believes the Allocated Value of such Leases, Wells or Units (and the applicable zone(s) therein) is increased by the Title Benefit, and the computations and information upon which such belief is based.  Seller shall be deemed to have waived all Title Benefits of which it has not given notice on or before the Defect Notice Date.

(e)                                  Remedies for Title Defects.  Subject to Seller’s continuing right to title dispute resolution under Section 4.3, in the event that any Title Defect is timely asserted by Buyer in accordance with Section 4.2(c) and is not waived by Buyer or cured on or before Closing, Seller shall elect, in its sole discretion, from among the following:

(1)                                 Seller may convey the Title Defect Property to Buyer at Closing and reduce the Purchase Price by an amount determined pursuant to Section 4.2(i) and retain the right to cure the Title Defect after Closing;

(2)                                 Seller may exclude the Title Defect Property from the transaction and reduce the Purchase Price by an amount equal to the Allocated Value for such Title Defect Property (and the Individual Title Threshold and Aggregate Title Deductible shall be disregarded and therefore not applied for purposes of this Purchase Price reduction); or

(3)                                 with the consent of Buyer, make no adjustment to the Purchase Price and indemnify Buyer against all liability, loss, cost and expense resulting from such Title Defect, pursuant to the terms and conditions of the Indemnification Agreement attached hereto as Exhibit H.

(f)                                   Title Defect Amount.  The “Title Defect Amount” means the amount by which the Allocated Value of the Title Defect Property affected by such Title Defect is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:

(1)                                 if Buyer and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(2)                                 if the Title Defect is a Lien that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount of the payment necessary to remove such Title Defect from the Title Defect Property; and

(3)                                 if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (1) or (2) above, the Title Defect Amount shall be determined by taking into account the following factors:  (i) any discrepancy between (A) the Net Revenue Interest or Working Interest for any Title Defect Property and (B) the Net Revenue Interest or Working Interest stated in Exhibit A or Exhibit B, respectively; (ii) the Allocated Value of the Title Defect Property; (iii) the portion of the Title Defect Property affected by the Title Defect; (iv) the legal effect of the Title Defect; (v) the values placed upon the Title Defect by Buyer and Seller; (vi) any discrepancy between (A) the Net Acre interest covered by a Lease and (B) the Net Acre interest covered by such Lease stated in Exhibit A; and (vii) such other reasonable factors as are necessary to make a proper evaluation.

Notwithstanding anything to the contrary in this Article 4, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

(g)                                  Individual Title Threshold.  Except as provided in Section 4.2(e)(2), (i) there shall be no adjustment (upwards or downwards) to the Purchase Price for any individual Title Defect or any individual Title Benefit, the Title Defect Amount of which or the Title Benefit Amount of which, respectively, does not exceed $100,000 (“Individual Title Threshold”).

(h)                                 Title Benefit Amount.  The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the same methodology, terms and conditions for determining the Title Defect Amount.

(i)                                     Title Adjustment Amount.  If the aggregate Title Defect Amount of all Title Defects (disregarding any Title Defect whose Title Defect Amount is less than $100,000) exceeds the aggregate Title Benefit Amount of all Title Benefits (disregarding any Title Benefit whose Title Benefit Amount is less than $100,000), then the Purchase Price shall be reduced to the extent (and only to the extent) such excess exceeds $9,900,000.  If the aggregate Title Benefit Amount of all Title Benefits (disregarding any Title Benefit whose Title Benefit Amount is less than $100,000) exceeds the aggregate Title Defect Amount of all Title Defects (disregarding any Title Defect whose Title Defect Amount is less than $100,000), then the Purchase Price shall be increased to the extent (and only to the extent) such excess exceeds $9,900,000.  The amount by which the Purchase Price is adjusted under this Section 4.2(i) shall be referred to as the “Title

Adjustment Amount,” and the Title Adjustment Amount shall be recalculated from time to time to take into account Title Defect cured in accordance with this Agreement and the resolution of Disputed Title Defects and Disputed Title Benefits.  Buyer, at its sole discretion, may elect to waive all or any portion of any Title Defect as to Buyer, so as to reduce the aggregate Title Adjustment Amount below the percentage that would prevent termination of this Agreement pursuant to Section 11.1 in which case any waived Title Defect (or portion thereof) shall no longer form the basis for a downward adjustment to the Purchase Price.

(j)                                    Seller’s Right to Cure.

(1)                                 Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove at any time prior to Closing (the “Cure Period”) any Title Defects of which it has been advised by Buyer.

(2)                                 Subject to the provisions of this Section 4.2, if there is a reduction in the Purchase Price pursuant to Section 4.2(i), then Seller shall retain the right but not the obligation for one hundred eighty (180) days after the Closing Date to attempt to cure any Title Defect at Seller’s sole cost.  At Seller’s request, Buyer will cooperate in all reasonable respects with Seller’s curative efforts.  If Seller cures any such Title Defect such that such Title Defect no longer exists or in a manner otherwise reasonably satisfactory to Buyer, then the Title Adjustment Amount shall be recalculated, and Buyer or Seller, as applicable, shall make a true-up payment to the other based on such recalculated Title Adjustment Amount and taking into account all prior adjustments to the Purchase Price based on Title Defects and Title Benefits. Amounts required to be paid by one party to the other pursuant to the preceding sentence shall first be satisfied from any Title Escrow Amount (and Buyer and Seller shall issue a joint instruction letter to the Escrow Agent regarding prompt payment of the Title Defect Amount in the amount of such true-up obligation to Seller).  If the Title Defect Amount is not sufficient to satisfy either party’s true-up obligation in full, such party shall satisfy the balance of such obligation by making an out of pocket cash payment to the other party.

4.3.                            Title Dispute Resolution.  The Parties agree to resolve disputes concerning the following matters pursuant to this Section 4.3:  (i) the existence and scope of a Title Defect, Title Benefit or Title Adjustment Amount, (ii) the Title Defect Amount of that portion of the Asset affected by a Title Defect and (iii) the adequacy of Seller’s Title Defect curative efforts as to whether such Title Defect continues to exist or Buyer’s reasonable satisfaction of such efforts (the “Title Disputed Matters”).  The Parties agree to attempt to initially resolve all Title Disputed Matters through good faith negotiations.  If the Parties cannot resolve a Title Defect or Title Benefit dispute on or before Closing (each, a “Disputed Title Defect” and a “Disputed Title Benefit,” respectively), solely for purposes determining the Closing Amount (and subject to true-up as such disputed items are resolved), the Title Adjustment Amount shall be calculated (x) as if Buyer’s position on each Disputed Title Defect were correct and as if Seller’s position with respect to each Disputed Title Benefit were correct (the “Closing Date Title Adjustment Amount”) and (y) as if Seller’s position on each Disputed Title Defect were correct and as if Buyer’s position with respect to each Disputed Title Benefit were correct (the “Hypothetical Title Adjustment Amount”).  The difference between the Closing Date Title Adjustment Amount and the Hypothetical Adjustment Amount representing the greatest dollar amount in dispute, is referred to herein as the “Title Escrow Amount” and, at Closing, shall be paid by Buyer to the Escrow Agent to be held as part of the Additional Escrow Amount.  Further, the Title Disputed Matters will be finally determined by binding arbitration pursuant to Section 15.13, provided however, that the independent arbitrator appointed pursuant to Section 15.13 shall be an oil and gas title attorney licensed in North Dakota with a minimum of ten (10) years experience with title defects affecting the types of properties which are the subject of the Title Disputed Matters.  The arbitrator shall employ such independent attorneys, petroleum engineers and/or other consultants as deemed necessary.  On or before forty-five (45) days after Closing, Buyer and Seller shall present their respective positions in writing to the arbitrator, together with such evidence as each Party deems appropriate.  The arbitrator shall be instructed to resolve the dispute through a final decision within twenty (20) days after submission of the matters in dispute and the final decision may be reflected in the Final Settlement Statement.  Upon final resolution of each Title Disputed Matter, the Title Adjustment Amount shall be recalculated, and Buyer or Seller, as applicable, shall make a true-up payment to the other based on such recalculated Title Adjustment Amount and taking into account all prior adjustments to the Purchase Price and true-up payments based on the prior resolution and prior cure of all Titled Defects and Title Benefits.  Amounts required to be paid by one party to the other pursuant to the preceding sentence shall first be satisfied from any Title Escrow Amount (and Buyer and Seller shall issue a joint instruction letter to the Escrow Agent regarding prompt payment of the Title Defect Amount in the amount of such true-up obligation to Seller).  If the Title Escrow Amount is not sufficient to satisfy either party’s true-up obligation in full, such party shall satisfy the balance of such obligation by making an out of pocket cash payment to the other party.

4.4.                            Preferential Rights and Consents.  As of the date hereof, Seller has identified the preferential purchase rights and consents to assignment listed on Schedule 4.4 that may be triggered by the transactions contemplated by this Agreement. The remedies set forth in this Section 4.4 are the exclusive remedies under this Agreement for consents to assign and preferential rights to purchase affecting the Assets that are disclosed on Schedule 4.4 or are discovered by the Parties prior to the Closing.  An Asset affected by a Material Consent or preferential right to purchase that is outstanding at Closing shall be referred to as an “Affected Asset”.

(a)                                 Consents.  Promptly after execution hereof, Seller shall use commercially reasonable efforts to send notices to those Persons necessary to request all Material Consents to assignment of the Assets.  If prior to Closing, Seller fails to obtain a consent to assign that would invalidate the conveyance of the Asset affected by the consent to assign or materially affect the value or use of the Asset (a “Material Consent”) and the failure to obtain such Material Consent has not been waived by Buyer, then Seller shall retain the Affected Asset and the Purchase Price shall be reduced by the Allocated Value of the Affected Asset.  If such Material Consent is obtained on or before the Final Settlement Date, Seller shall convey the Affected Asset to Buyer effective as of the Effective Time and Buyer shall pay Seller the Allocated Value of the Affected Asset, in accordance with the terms and conditions of this Agreement.  If such Material Consent is not obtained on or before the Final Settlement Date, the Affected Asset shall be excluded from the sale and the Purchase Price shall be deemed to be reduced by an amount equal to the Allocated Value of the Affected Asset.  Buyer shall reasonably cooperate with Seller in obtaining any Material Consent, including providing assurances of reasonable financial conditions, but Buyer shall not be required to expend funds or make any other type of financial commitments as a condition of obtaining such Material Consent.

(b)                                 Preferential Purchase Rights.  Seller shall use commercially reasonable efforts to give notices required in connection with preferential purchase rights prior to Closing.  If any preferential right to purchase any portion of the Assets is exercised prior to the Closing Date, then the Affected Assets shall be excluded from the sale and the Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such Affected Assets.  If by Closing, either (i) the time frame for the exercise of a preferential purchase right has not expired and Seller has not received notice of an intent not to exercise or a waiver of the preferential purchase right, or (ii) a third party exercises its preferential right to purchase, but the time frame for consummation of the preferential purchase right has not expired prior to the Closing, then Seller shall retain the Affected Assets and the Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such Affected Assets.  As to any Affected Assets retained by Seller hereunder, following Closing if a preferential right to purchase is not consummated within the time frame specified in the preferential purchase right, or if the time frame for exercise of the preferential purchase right expires without exercise after the Closing, Seller shall promptly convey the Affected Assets to Buyer, effective as of the Effective Time, and Buyer shall pay the Allocated Value thereof pursuant to the terms of this Agreement.

ARTICLE 5.
ENVIRONMENTAL MATTERS

5.1.                            Exclusive Remedy.  Section 5.4 shall be the exclusive right and remedy of Buyer with respect to the existence of any Condition or Seller’s failure to comply with Environmental Laws with respect to the Leases, Wells, Units and other Assets.  Seller represents to Buyer that, to Seller’s Knowledge, as of the date hereof, there is no individual Environmental Defect affecting any of the Assets with an Environmental Defect Amount in excess of the Individual Environmental Threshold. Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any Environment Defect or breach of any representation in this Section 5.1 shall be the remedies provided in Section 5.4, and Buyer hereby releases and waives all other remedies and agrees not to assert or threaten to assert any claim with respect to any such waived remedies.  The representations in this Section 5.1 shall terminate as of the Defect Notice Date and shall have no further force and effect thereafter.

5.2.                            Environmental Liabilities and Obligations.  Upon Closing, Buyer agrees to assume and pay, perform, fulfill and discharge all Environmental Liabilities.  Any Environmental Defect raised by Buyer in an Environmental Defect Notice shall be an Environmental Liability, except with respect to Assets excluded from the transaction hereunder; provided, however, nothing in this Section 5.2 shall limit the ability of the Parties to adjust the Purchase Price pursuant to the terms of Section 5.4.

5.3.                            Environmental Defect Notice.  On or before the Defect Notice Date, Buyer shall notify Seller in writing of any matters that in Buyer’s reasonable opinion constitute an Environmental Defect (“Environmental Defect Notice”).  The Environmental Defect Notice shall be in writing, shall identify the instrument as Seller’s Environmental Defect Notice and contain the following: (i) a reasonably clear, complete and accurate description of the information in the possession of Buyer with respect to the alleged Environmental Defect(s), (ii) the Assets affected by the alleged Environmental Defect(s) (each an “Environmental Defect Property”), (iii) the Allocated Value of each Environmental Defect Property, (iv) supporting documents reasonably necessary for Seller (as well as any consultant hired by Seller) to verify the existence of the alleged Environmental Defect(s), and (v) the amount by which Buyer reasonably believes the Allocated Value of each Environmental Defect Property is reduced by the alleged Environmental Defect(s) and the computations and information upon which Buyer’s belief is based.

5.4.                            Defect Adjustments.  Upon delivery of a timely Environmental Defect Notice, the Parties shall proceed as follows:

(a)                                 With respect to each Environmental Defect timely asserted by Buyer, Seller may, at its sole discretion, elect, on or prior to the Closing Date, to (1) reach agreement with Buyer on the existence of the Environmental Defect and an adjustment to the Purchase Price which shall be reflected on the Preliminary Settlement Statement, which adjustment shall reflect the cost to Remediate such Environmental Defect (“Environmental Defect Amount”); or (2) elect to challenge the existence and/or scope of the Environmental Defect and/or Environmental Defect Amount asserted by Buyer pursuant to this Section 5.4(a).  Notwithstanding anything to the contrary contained herein, in the event the Environmental Defect Amount reasonably asserted by Buyer in the Environmental Defect Notice exceeds the Allocated Value for such Environmental Defect Property, Buyer or Seller may elect to exclude the Environmental Defect Property from the transaction and reduce to the Purchase Price by the amount of the Allocated Value for such Environmental Defect Property, without giving effect to the Individual Environmental Threshold and Aggregate Environmental Deductible.  If Seller elects to challenge the existence and/or scope of the Environmental Defect and/or the Environmental Defect Amount pursuant to this Section 5.4 (the “Environmental Disputed Matters”), and such dispute has not been resolved as of the Closing Date and the parties have not elected to exclude the Environmental Defect Property from the transaction contemplated hereunder as provided in the proceeding sentence, then the Purchase Price shall be reduced by the Allocated Value of such Environmental Defect Property (such amount, the “Environmental Escrow Amount”), and, at Closing, Buyer shall pay such Environmental Escrow Amount to the Escrow Agent.  Further, the Environmental Disputed Matters will be finally determined by binding arbitration in accordance with the procedures set forth in Section 15.13.  With respect to disputes concerning Environmental Defects, the arbitrator shall be qualified by education, knowledge and experience with environmental defects affecting the types of properties which are subject to the disputed Environmental Defect or Environmental Defect Amount and have a minimum of ten (10) years experience with such types of defects and properties.  The arbitrator shall employ such independent attorneys and/or other consultants as deemed necessary.  On or before forty-five (45) days after Closing, Buyer and Seller shall present their respective positions in writing to the arbitrator, together with such evidence as each Party deems appropriate.  The arbitrator shall be instructed to resolve the dispute through a final decision within twenty (20) days after submission of the matters in dispute, and the final decision may be reflected in the Final Settlement Statement.  Upon final resolution of any Environmental Disputed Matter, the Escrow Agent shall, pursuant to Section 2.5, deliver the applicable Environmental Escrow Amount out of the Additional Escrow Amount in accordance with the decision of the arbitrator.

(b)                                 Except as otherwise provided herein, (i) there shall be no adjustments to the Purchase Price for any individual Environmental Defect for which the Environmental Defect Amount does not exceed $100,000 (“Individual Environmental Threshold”); and (ii) there shall be no adjustments to the Purchase Price for any Environmental Defect that exceeds the Individual Environmental Threshold unless the Environmental Defect Amount of all such Environmental Defects, in the aggregate, excluding any Environmental Defects cured by Seller, exceeds a deductible in an amount equal to $9,900,000 (the “Aggregate Environmental Deductible”), after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies only with respect to such Environmental Defect Amounts in excess of such Aggregate Environmental Deductible (the “Environmental Adjustment Amount”); provided, however, that Buyer, at its sole discretion, may elect to waive all or any portion of any Environmental Defect as to Buyer, so as to reduce the aggregate Environmental Adjustment Amount below the percentage that would prevent termination of this Agreement pursuant to Section 11.1.

ARTICLE 6.
SELLER’S REPRESENTATIONS AND WARRANTIES

Except as set forth in the schedule delivered to Buyer prior to the execution of this Agreement setting forth specific exceptions to Seller’s representations and warranties set forth in this Agreement (each section of which qualifies the correspondingly numbered representation and warranty by Seller) (the “Disclosed Materials”), Seller represents and warrants to Buyer as follows:

6.1.                            Status.  Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and is qualified to carry on its business in such other jurisdictions as may be necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

6.2.                            Power.  Seller has all requisite limited liability company power and authority to carry on its business as presently conducted, to enter into this Agreement, and to perform its obligations hereunder.  The execution and delivery of this Agreement does not, and the performance of Seller’s obligations hereunder will not, as of Closing, violate, or be in conflict with, any provision of Seller’s governing documents, or any judgment, decree, order, statute, rule or regulation applicable to Seller; provided, no representation is made in this Section 6.2 with respect to the assignability of the Assets under applicable law as such subject matter is covered exclusively by Sections 4.4 and 6.19.

6.3.                            Authorization and Enforceability.  Assuming the due authorization, execution and delivery by Buyer, this Agreement constitutes Seller’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

6.4.                            Liability for Brokers’ Fees.  Seller has not incurred any liability, contingent or otherwise, for investment bankers’, brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

6.5.                            Litigation.  Except as provided on Schedule 6.5, there are no material actions, suits or proceedings pending or, to the Knowledge of Seller, threatened, against Seller (with respect to the Assets) or any of the Assets, in any court or by or before any Governmental Entity.

6.6.                            Material Agreements.  Except for the Leases, Exhibit C includes all of the following types of contracts (the “Material Agreements”) by which any of the Assets are bound as of the date hereof: (a) any agreement with any Affiliate of Seller; (b) any agreement or contract for the sale, exchange, or other disposition of Hydrocarbons produced from or attributable to Seller’s interest in the Assets or for the purchase, processing or transportation of any Hydrocarbons, in each case that is not cancelable without penalty or other payment on not more than 60 days prior written notice, other than terms of operating agreements or gas balancing agreements which permit an operator or other co owner to take or market production of a non taking co owner; (c) any agreement of or binding upon Seller to sell, lease, farmout, or otherwise dispose of any interest in any of the Assets after the date hereof, other than nonconsent penalties for nonparticipation in operations under operating agreements, conventional rights of reassignment arising in connection with Seller’s surrender or release of any of the Assets; (d) any Tax partnership agreement of or binding upon Seller affecting any of the Assets; (e) any agreement that creates any area of mutual interest or similar provision with respect to the Assets, (f) any agreement that requires expenditures in excess of $250,000 in the aggregate in any twelve month period beginning on or after the date hereof, and (g) any joint operating agreement or joint development agreement to which Seller is a party that relates to the Assets.  Seller is not (and to Seller’s Knowledge, no other Person is) in material default (or with the giving of notice or the lapse of time or both, would not be in default) under any Material Agreement except as disclosed on Exhibit C.  Prior to execution of this Agreement, Seller has provided Buyer or made available to Buyer, true, correct and complete copies of the Material Agreements. The Material Agreements are in full force and effect in accordance with their terms, and valid and binding obligation of Seller, and to Seller’s Knowledge each of the other parties thereto, and enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws affecting creditor’s rights generally and by equitable principles.

6.7.                            Capital Projects.  Except as described on Schedule 6.7 (“Capital Projects”), as of the date hereof, (i) Seller has incurred no expenses, and has made no commitments to make expenditures in connection with the ownership or operation of the Assets after the Effective Time (other than with respect to routine operations performed in the ordinary course of operating the existing Wells), which expenditures are, individually, estimated to cost in excess of (A) $250,000, net to Seller’s interest, with respect to any Non-Op Property, or (B) $100,000, net to Seller’s interest, with respect to any Asset operated by Seller, and (ii) no contractual obligations, proposals or authorities for expenditures are currently outstanding (whether made by Seller or by any other party) to drill additional wells, or to deepen, plug back, rework any Well, to abandon any Well, or to conduct any other operation on the Assets for which the estimated cost exceeds (A) $250,000, net to Seller’s interest, with respect to any Non-Op Property or (B) $100,000, net to Seller’s interest, with respect to any Asset operated by Seller.

6.8.                            Taxes.  The Seller has paid all Taxes pertaining to the Assets, including, without limitation, the ownership and operation of the Assets, that have become due, unless such Taxes are being contested in good-faith in appropriate proceedings.  There are no Tax liens (other than Permitted Encumbrances) on any of the Assets.  Seller has not received written notice of any pending claim against or audit of Seller from any taxing authority for the assessment of any material Tax pertaining to the Assets that, if unpaid, could give rise to a lien or other claim against any of the Assets.

6.9.                            Audits.  Except as provided on Schedule 6.9, there are no audits currently being conducted by Seller of the joint account under any operating agreements related to the Assets nor are there any such audits of Seller currently underway.

6.10.                     Judgments.  There are no unsatisfied judgments or injunctions issued by a court of competent jurisdiction or other Governmental Entity outstanding against Seller related to the Assets.

6.11.                     Compliance with Law And Government Authorizations.  Seller is in compliance in all material respects with all applicable Laws.  Notwithstanding the foregoing, this Section 6.11 does not relate to Taxes and Environmental Laws.

6.12.                     Lease Status/Rentals/Royalties/Exhibits.  All rentals, royalties and operating expenses payable with respect to the Assets prior to the Effective Time have been duly and properly paid in all material respects and there are no currently pending material requests or demands for payments, adjustments of payments or performance pursuant to obligations under the Leases relating to Assets, provided however, that this representation is qualified by Seller’s Knowledge to the extent that such representation relates to Non-Op Properties. Exhibit A contains a complete list of all oil and gas leases under which Seller holds an interest in the State of North Dakota as of the date hereof, including the expiration dates of the primary terms of the Leases.

6.13.                     Well Status.  Except as set forth in Schedule 6.13, there are no wells located on the Assets that: (a) Seller is obligated by Law or contract to currently plug and abandon; or (b) to the extent plugged and abandoned, have not been plugged in accordance with applicable material requirements of each Governmental Entity having jurisdiction over the Assets.

6.14.                     Calls on Production.  Except as set forth on Schedule 6.14, Seller has not (i)  received any material advance, “take-or-pay” or other similar payments under production sales contracts that entitle the purchasers to “make up” or otherwise receive deliveries of Hydrocarbons without paying at such time the contract price therefore or (ii)  taken or received any  amount of Hydrocarbons under any gas balancing agreements or any similar arrangements not accounted for in a purchase price adjustment that permit any Person thereafter to receive any portion of the interest of Seller to “balance” any disproportionate allocation of Hydrocarbons.  Except as set forth on Schedule 6.14, no Hydrocarbons attributable to the Assets are subject to a sales contract (other than contracts terminable on no more than thirty (30) days’ notice or in accordance with rights of termination by non-operators under the applicable joint operating agreement) and no Person has any call upon, option to purchase or similar rights with respect to the production from the Assets; production from the Assets is not bound by any gas dedications or subject to any monetary or in kind through-put fees or charges in connection with gathering or transportation; and the Assets are not bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, securities, foreign exchange rates or interest rates that will continue after Closing.  To Seller’s Knowledge, proceeds from the sale of oil, condensate, and gas from the Assets are being received by Seller, as applicable, in a timely manner and are not being held in suspense for any reason.  The representations in this Section 6.14 are qualified by Seller’s Knowledge to the extent such representations relate to Non-Op Properties.

6.15.                     Bankruptcy.  There are no bankruptcy, reorganization, or similar arrangement proceedings pending, being contemplated by, or, to Seller’s Knowledge, threatened against Seller.

6.16.                     Indebtedness.  Except as set forth on Schedule 8.1(f), there is no Indebtedness currently outstanding in respect of the Assets.  Seller is not in default in payment of any such Indebtedness with respect to which it is an obligor nor, to the Seller’s Knowledge, is Seller in material default of any covenant, agreement, representation, warranty or other term of any document, instrument or agreement evidencing, securing or otherwise pertaining to any such Indebtedness.

6.17.                     Financial Assurances and Guarantees.  Except as set forth on Schedule 6.17, neither Seller nor any Affiliate has obtained or issued any guarantees, letters of credit, letters of comfort, surety bonds, self-bonds, performance bonds, reclamation bonds or other similar financial assurances relating to the Assets.

6.18.                     Assets Subject to Reversionary Rights.  Except as described on Exhibit A or Exhibit B, none of the Lands or Leases are subject to the rights of third parties to receive a reversionary interest, the effect of which would be to reduce the net revenue interest of a Well or a well drilled in the future on any Lands or Leases, and Schedule 6.18 sets forth, as of March 31, 2013, (i) the Seller’s good faith estimate of the payout balance with respect to the reversionary interests described in footnote (a) on Exhibit A and Exhibit B and (ii) the payout balance provided by the operator with respect to the reversionary interests described in footnotes (b) and (c) on Exhibit A and Exhibit B.

6.19.                     Rights in Third Parties.  Except as set forth on Schedule 4.4, there are no preferential purchase rights or, to the Seller’s Knowledge, Material Consents that relate to the Assets and would be triggered by the transactions contemplated hereby.

6.20.                     Off-Site Disposal.  To Seller’s Knowledge, Seller has not arranged for disposal of any Hazardous Materials, at sites off of or otherwise not connected to the Assets for which Remediation is required by any Environmental Law; provided that this representation does not include any such materials that may have migrated from or beneath the Assets through soil, groundwater or other media.

6.21.                     No Other Representations or Warranties; Disclosed Materials.  Except for the representations and warranties contained in this Article 6 (as qualified by the Disclosed

Materials), neither Seller nor any other Person makes (and Buyer is not relying upon) any other express or implied representation or warranty with respect to Seller (including the value, condition or use of any Asset) or the transactions contemplated by this Agreement, and Seller disclaims any other representations or warranties not contained in this Article 6 whether made by Seller, any Affiliate of Seller or any of their respective officers, directors, managers, employees or agents.  Except for the representations and warranties contained in this Article 6 (as qualified by the Disclosed Materials), Seller disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Buyer or any of its Affiliates or any of its officers, directors, managers, employees or agents (including any opinion, information, projection or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant or representative of Seller or any of its Affiliates). The disclosure of any matter or item in the Disclosed Materials shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would or would reasonably be expected to result in a Material Adverse Effect.

6.22.                     Disclaimer.  EXCEPT AS EXPRESSLY WARRANTED, REPRESENTED OR COVENANTED OTHERWISE IN THIS AGREEMENT OR IN THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE ASSIGNMENT, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING AND WITHOUT LIMITING IN ANY RESPECT BUYER INDEMNIFIED PARTIES’ RIGHTS TO DEFENSE AND INDEMNIFICATION UNDER ARTICLE 14, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO (I) SELLER’S TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, OR (VII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND EXCEPT AS STATED IN THIS AGREEMENT, FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

ARTICLE 7.
BUYER’S REPRESENTATIONS AND WARRANTIES

Except as set forth in the schedule delivered to Seller prior to the execution of this Agreement setting forth specific exceptions to Buyer’s representations and warranties set forth in this Agreement (each section of which qualifies the correspondingly numbered representation and warranty by Buyer), Buyer represents and warrants to Seller as of the date hereof as follows:

7.1.                            Organization and Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and is duly qualified to carry on its business in such other jurisdictions as may be necessary.

7.2.                            Power.  Buyer has all requisite power and authority to carry on its business as presently conducted.  The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of Closing, violate, or be in conflict with, any material provision of Buyer’s governing documents, or, to Buyer’s Knowledge, any judgment, decree, order, statute, rule or regulation applicable to Buyer.

7.3.                            Authorization and Enforceability.  Assuming the due authorization, execution and delivery by Seller, this Agreement constitutes Buyer’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

7.4.                            Liability for Brokers’ Fees.  Buyer has not incurred any liability, contingent or otherwise, for investment bankers’, brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

7.5.                            Litigation.  There is no action, suit, proceeding, claim or investigation by any Person, entity, administrative agency or governmental body pending or, to Buyer’s Knowledge, threatened against it before any Governmental Entity that impedes or is likely to impede its ability to consummate the transactions contemplated by this Agreement and to assume the liabilities to be assumed by it under this Agreement.

7.6.                            Financial Resources.  At the Closing, Buyer shall have the financial resources available to consummate the transactions contemplated by this Agreement and to pay the Purchase Price and any and all fees and expenses incurred by Buyer in connection with the transactions contemplated by this Agreement.

7.7.                            Buyer’s Evaluation.

(a)                                 Review.  Buyer is an experienced and knowledgeable investor in the oil and gas industry or is an owner of oil, gas and mineral properties and is aware of its risks.  Buyer has been afforded the opportunity to examine the Records and materials made available to it by Seller in Seller’s offices with respect to the Assets.  Buyer acknowledges that Seller has not made any representations or warranties as to the Records or otherwise except as expressly and specifically provided herein and that Buyer may not rely on any of Seller’s estimates with respect to reserves, the value of the Assets, projections as to future events or other internal analyses or forward looking statements.

(b)                                 Independent Evaluation.  In entering into this Agreement, Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this transaction including without limitation its own estimate and appraisal of the extent and value of the Hydrocarbon reserves of the Assets.

ARTICLE 8.
COVENANTS AND AGREEMENTS

8.1.                            Covenants and Agreements of Seller.  Seller covenants and agrees with Buyer as follows:

(a)                                 Operations Prior to Closing.  Except as otherwise consented to in writing by Buyer or provided in this Agreement, from the date of execution of this Agreement to the Closing Date, Seller will operate the Assets which it operates in a manner consistent in all material respects with past practice.  From the date of execution of this Agreement to the Closing Date, Seller shall pay or cause to be paid in the ordinary course of business its proportionate share of all costs and expenses incurred in connection with such operations.  Seller will notify Buyer of capital expenditures anticipated to cost in excess of two hundred and fifty thousand dollars ($250,000) per operation, net to Seller’s interest, conducted on the Assets, other than those listed on Schedule 6.7.  All costs and expenses incurred by the Parties with respect to the Capital Projects will be apportioned between the Parties as of the Effective Time, with Buyer assuming all post-Effective Time costs and expenses and Seller retaining all pre-Effective Time costs and expenses.

(b)                                 Restriction on Operations.  Subject to Section 8.1(a) and except as otherwise provided in this Section 8.1(b), unless Seller obtains the prior written consent of Buyer to act otherwise, which consent shall not be unreasonably withheld, conditioned or delayed, Seller will use commercially reasonable efforts within the constraints of the applicable operating agreements and other applicable agreements not to: (i) abandon any part of the Assets (except in the ordinary course of business, Leases that have terminated in the ordinary course of business based upon the expiration of their primary terms, or Leases that are no longer capable of production in paying quantities); (ii) except for the Capital Projects listed on Schedule 6.7 and operations consistent with the existing drilling plan attached hereto as Schedule 8.1(b), approve any operations on the Assets anticipated in any instance to cost more than $250,000 per activity, net to Seller’s interest (excepting emergency operations required under presently existing contractual obligations, ongoing commitments under existing AFEs and operations undertaken to avoid a monetary penalty or forfeiture provision of any applicable agreement or order all of which shall be deemed to be approved, provided Seller immediately notifies Buyer of any emergency operation or operation to avoid monetary penalty or forfeiture excepted herein); (iii) convey or dispose of any part of the Assets (other than replacement of equipment or sale of Hydrocarbons produced from the Assets in the ordinary course of business); (iv) enter into any Material Agreement in respect of an Asset, or materially amend or change the terms of any

Material Agreement or Lease; (v) unless required by Law or a Governmental Entity, plug or abandon any of the Wells; (vi)  voluntarily relinquish its position as operator to anyone other than Buyer with respect to any of the operated Assets; (vii)  waive, compromise or settle any claims, demands, complaints, causes of action, suits, actions, judgments, awards, recoveries, settlements, and appeals, which can reasonably be expected to materially affect the ownership, operation or value of the Assets after the Closing Date; or (viii)  issue any note, bond, or other debt instrument secured by the Assets or agree to the imposition of any security interest or Lien on the Assets or allow any encumbrance which would impose a security interest or Lien on account of unpaid amounts upon any of the Assets that will not be repaid at the Closing.

(c)                                  Consents.  For the purposes of obtaining the written consents for AFEs required in this Section 8.1, Buyer designates the following contact person:  James P. Henderson, at the address and telephone number for Buyer set forth in Section 15.3.  Such consents may be obtained in writing by overnight courier or given by .pdf or facsimile transmission.

(d)                                 Notices of Claims.  Seller shall promptly notify Buyer, if, between the date of execution of this Agreement and the Closing Date, Seller receives written notice of any claim, suit, action or other proceeding made against Seller which materially affects the Assets or alleges any material default under any Material Agreement affecting the Assets.  Seller shall notify Buyer of any written proposal from a third party to engage in any material transaction (e.g., a farmout) with respect to the Assets.

(e)                                  Suspense Accounts.  Prior to Closing, Seller will provide to Buyer (a) information regarding all of Seller’s accounts holding moneys in suspense together with a written explanation (as contained in Seller’s files) of why such moneys are held in suspense or other information identifying the proper disposition of such moneys and (b) Seller’s division of interest and all supporting documentation regarding those royalty owners and working interest owners in the Leases for whom Seller disburses proceeds of production.  Buyer shall be solely responsible for the proper distribution of such moneys held in suspense to the party or parties which or who are entitled to receive payment of the same, and hereby agrees to indemnify, defend and hold Seller harmless from any Claims therefor.

(f)                                   Pay-Off Letters; Release of Indebtedness.  Seller will request each holder of Indebtedness set forth on Schedule 8.1(f) to prepare and deliver to Buyer the Pay-Off Letters, no later than two (2) Business Days prior to the Closing Date, setting forth (i) the amounts required to be paid at the Closing to the holder of such Indebtedness pursuant to the terms of such Indebtedness and (ii) the commitment of such creditor to release all Liens, if any, which they may hold on any of the Assets immediately upon receipt of all payments validly owing to each holder of Indebtedness as provided for in the Pay-Off Letters, which Pay-Off Letters will be updated, as necessary, prior to the Closing Date.

(g)                                  Financial Statements.

(1)                                 Until the third anniversary of the Closing Date, Seller shall cooperate with Parent, as and when needed in connection with the preparation of the Base Financial Statements and any audit thereof performed by Buyer or its independent accountants, including to respond to SEC comment letters in respect thereof.

(2)                                 For a period of three (3) years following the Closing Date, Seller shall retain, or caused to be retained, all books, records, information and documents that may be necessary in connection with the preparation and audit and/or review of financial statements required under applicable Law and applicable to Parent or its Affiliates with respect to the Assets.

8.2.                            Covenants and Agreements of Buyer.  Buyer shall use all reasonable efforts to assure that as of the Closing Date it will not be under any material legal or contractual restriction that would prohibit or delay the timely consummation of the transactions contemplated hereby.

8.3.                            Covenants and Agreements of the Parties.

(a)                                 Confidentiality.  The Parties are currently subject to a previously executed Confidentiality Agreement dated March 3, 2013, which covers the confidential information of Seller, and will remain in full force and effect following execution of this Agreement, except to the extent in conflict with the terms of this Agreement (and in the case of such a conflict, the terms of this Agreement shall control), and will control in the event of a termination of this Agreement.  No press release or public announcement related to this Agreement or the transactions contemplated herein shall be issued or made by any Party without the prior written consent of the other Party, unless, based on the advice of counsel, such disclosure may be required by Law or the rules of any exchange upon which the common shares of the Buyer are then listed.  The Parties shall consult with each other on the contents of the press release announcing the execution of this Agreement and the closing of the transactions contemplated hereby.

(b)                                 Casualty Loss.  Prior to Closing, if a portion of the Assets is destroyed by fire or other casualty or if a portion of the Assets is taken or threatened to be taken in condemnation or under the right of eminent domain (“Casualty Loss”), Buyer shall not be obligated to purchase such Asset.  If Buyer declines to purchase such Asset, the Purchase Price shall be reduced by the Allocated Value of such Asset.  If Buyer elects to purchase such Asset, the Purchase Price shall be reduced by the estimated cost to repair such Asset (with equipment of similar utility), less all insurance proceeds which shall be payable to Buyer, up to the Allocated Value thereof (the reduction being the “Net Casualty Loss”).  Seller, at its sole option, may elect to cure such Casualty Loss and, in such event, Seller shall be entitled to all insurance proceeds.  If Seller elects to cure such Casualty Loss, Seller may replace any personal property that is the subject of a Casualty Loss with equipment of similar grade and utility, or replace any real property with real property of similar nature and kind if such property is acceptable to Buyer in its sole discretion.  If Seller elects to cure the Casualty Loss, Buyer shall purchase the affected Asset at Closing for the Allocated Value thereof.

(c)                                  Cooperation and Good Faith.  Upon the terms and subject to the conditions set forth in this Agreement, Buyer and Seller will use their respective reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party or Parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions, including using reasonable efforts to: (i) cause the conditions set forth in Article 10 to be satisfied and (ii) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement; provided, however, that the foregoing provisions of this Section 8.3(c) will not require (y) any Party to perform, satisfy or discharge any obligations of any other Party under this Agreement or otherwise or (z) Seller to pay any money or other consideration or grant forbearances to any third party in order to perform, satisfy or discharge any of its obligations under this Agreement.

(d)                                 Successor Operator.  Promptly after Closing, at Buyer’s request, Seller shall send notices (in form mutually agreed to by Buyer) to co-owners, if any, of those Assets that Seller currently operates stating that Seller is resigning as operator, effective upon the Closing Date, and providing notice that Buyer shall become (or to the extent governed by an operating agreement or similar agreement, recommending that Buyer be elected) successor operator for the Assets operated by Seller.  Seller makes no representations or warranties to Buyer as to the transferability of operatorship of any Assets which Seller currently operates.  Rights and obligations associated with operatorship of the Assets may be governed by operating agreements or similar agreements and will be decided in accordance with the terms of such agreements.

ARTICLE 9.
TAX MATTERS

9.1.                            Production Tax Liability.  Subject to the treatment of ad valorem Taxes provided below, all Production Taxes shall be allocated between Buyer and Seller as of the Effective Time for all taxable periods that include the Effective Time.  All Production Taxes that are not ad valorem taxes shall be allocated to Seller to the extent they relate to production prior to the Effective Time and to Buyer to the extent they relate to production on or after the Effective Time.  No liability for Production Taxes shall duplicate an adjustment to the Purchase Price made pursuant to Section 2.6.  Ad valorem Taxes for each assessment period shall be allocated to Seller based on the percentage of the assessment period occurring before the Effective Time and to Buyer based on the percentage of the assessment period occurring on or after the Effective Time.  Each Party shall promptly furnish to the other copies of any Production Tax assessments and statements (or invoices therefore from the operator of the Assets) received by it to the extent such assessment, statement, or invoice relates to a Production Tax allocable to the other Party under this Section.  Each Party shall timely pay all Production Taxes subject to allocation under this Section and shall furnish to the other Party evidence of such payment.  The Parties shall estimate all Taxes (excluding Seller’s income, franchise, or margin Taxes) attributable to the ownership or operation of the Assets to the extent they relate to the period on and after the Effective Time and through the Closing Date and all Transfer Taxes and incorporate such estimates into the Preliminary Settlement Statement.  The actual amounts (to the extent the actual amounts differ from the estimates included in the Preliminary Settlement Statement and are known at the time of the Final Settlement Statement) shall be accounted for in the Final Settlement Statement. If the actual amounts are not known at the time of the Final Settlement Statement, the amounts shall be re-estimated based on the best information available at the time of the Final Settlement Statement.  When the actual amounts are known, Buyer or Seller shall make such payments to the other (if any) as are necessary to effect the allocation of Taxes described in this Section 9.1.

9.2.                            Transfer Taxes.  All sales, use or other Taxes (other than Taxes on gross income, net income or gross receipts) and duties, levies, recording fees or other governmental charges incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement (“Transfer Taxes”) shall be the responsibility of, and shall be paid by, Buyer provided that, in the event that Seller pays any Transfer Tax Buyer shall promptly reimburse Seller for such payment (without duplication to any adjustment to the Purchase Price made pursuant to Section 2.6).  The Parties shall reasonably cooperate in taking steps that would minimize or eliminate any Transfer Taxes.

9.3.                            Tax Reports and Returns.  For Tax periods in which the Effective Time occurs, Seller agrees to forward to Buyer within five (5) days of receipt copies of any Tax reports and returns received or filed by Seller after Closing and provide Buyer with any information Seller has that is reasonably necessary for Buyer to file any required Tax Return related to the Assets.  Buyer agrees to file all Tax Returns and reports applicable to the Assets that Buyer is required to file after the Closing and, subject to the provisions of Section 9.1, to pay all required Production Taxes payable with respect to the Assets.

9.4.                            Tax Cooperation.  Buyer and Seller shall cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns and any audit, litigation or other proceeding (each, a “Tax Proceeding”) with respect to Taxes relating to or in connection with the Assets.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of such records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

ARTICLE 10.
CONDITIONS PRECEDENT TO CLOSING

10.1.                     Seller’s Conditions.  The obligations of Seller to consummate the transactions contemplated in this Agreement are subject, to the satisfaction (or waiver in writing by Seller) at or prior to the Closing of the following conditions precedent:

(a)                                 All representations and warranties of Buyer contained in this Agreement will be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date).

(b)                                 Buyer shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.

(c)                                  No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement will be in effect.

(d)                                 All authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement will have been filed, occurred, or been obtained.

10.2.                     Buyer’s Conditions.  The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a)                                 (i) All Fundamental Representations of Seller will be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date) and (ii) all other representations and warranties of Seller set forth in Article 6 hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct has not had, and would not have, a Material Adverse Effect.

(b)                                 Seller shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing.

(c)                                  No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement will be in effect.

(d)                                 All authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement will have been filed, occurred, or been obtained.

ARTICLE 11.
RIGHT OF TERMINATION

11.1.                     Termination.  This Agreement may be terminated in accordance with the following provisions:

(a)                                 by mutual consent of Seller and Buyer;

(b)                                 by Seller or Buyer if the Closing has not occurred on or before 75 days from the execution of this Agreement (the “Termination Date”); provided that the right to terminate this Agreement under this Section 11.1(b) shall not be available to the Party requesting termination if the Closing has failed to occur because of such Party’s breach of representation, warranty or covenant;

(c)                                  by Seller or Buyer, if the sum of (i) the Title Defect Amounts (as may be offset by the Title Benefit Amounts), other than any amounts relating to the matters set forth on Schedule 11.1(c)(i), (ii) the Environmental Defect Amounts, other than any amounts relating to the matters set forth on Schedule 11.1(c)(ii), (iii) the Allocated Value of those Assets not conveyed at Closing due to the failure to obtain a consent to assign or the exercise of any preferential rights to purchase in accordance with Sections 4.4(a) and 4.4(b) other than by reason of the consents and preferential purchase rights set forth on Schedule 11.1(c)(iii), and (iv) the Allocated Value of the Assets not conveyed at Closing affected by any Casualty Loss pursuant to Section 8.3(b), exceeds $132,000,000; or

(d)                                 by Seller, if Buyer has not deposited the Performance Deposit with the Escrow Agent by 5:00 p.m. EDT on June 3, 2013.

11.2.                     Liabilities Upon Termination.

(a)                                 Buyer’s Default.  If Closing does not occur because Buyer wrongfully failed to tender performance at Closing, or otherwise breached this Agreement prior to Closing, and all of the conditions to Closing under Section 10.2 have been satisfied or waived (other than those conditions involving deliveries at Closing) and Seller is ready to close, Seller shall be entitled to, in its sole discretion, (i) retain the Performance Deposit and any interest accrued thereon or (ii) enforce the remedy of specific performance against Buyer hereunder.  Buyer’s failure to close shall not be considered wrongful if (i) Buyer’s conditions under Section 10.2 are not satisfied through no fault of Buyer and are not waived; or (ii) Buyer has terminated this Agreement as of right under Section 11.1.  For clarity, the parties hereby agree and stipulate that, if the Closing does not occur, Buyer shall never be liable under this Agreement, including, without limitation, under this Section 11.2(a) for monetary damages in an amount in excess of the Performance Deposit.

(b)                                 Seller’s Default.  If Closing does not occur because Seller wrongfully failed to tender performance at Closing, or otherwise breached this Agreement prior to Closing, and all of the conditions to Closing under Section 10.1 have been satisfied or waived (other than those conditions involving deliveries at Closing) and Buyer is ready to close, Buyer shall be entitled to, in its sole discretion, (i) receive an amount equal to the Performance Deposit plus any interest accrued thereon, as liquidated damages, which amount shall be immediately payable by wire transfer in immediately available funds by Seller to Buyer or (ii) enforce the remedy of specific performance against Seller hereunder.  Seller’s failure to close shall not be considered wrongful if (i) Seller’s conditions under Section 10.1 are not satisfied through no fault of Seller and are not waived; or (ii) Seller has terminated this Agreement as of right under Section 11.1.  For clarity, the parties hereby agree and stipulate that, if the Closing does not occur, Seller shall never be liable under this Agreement, including, without limitation, under this Section 11.2(b) for monetary damages in an amount in excess of the Performance Deposit.

(c)                                  Other Termination.  If this Agreement is terminated pursuant to Section 11 for any reason other than as provided in Section 11.2(a) or if Buyer seeks specific performance under Section 11.2(b), including as provided for in Section 11.1, Seller and Buyer shall jointly instruct the Escrow Agent to refund the Performance Deposit with the Deposit Interest accrued thereon to Buyer within two (2) Business Days after the Termination Date.

ARTICLE 12.
CLOSING

12.1.                     Date of Closing.  Subject to the satisfaction or waiver of the conditions to Closing set forth in Article 10, the “Closing” of the transactions contemplated hereby shall be held on July 12, 2013 (the “Targeted Closing Date”) or such other date agreed upon by Buyer and Seller; provided, if the conditions to Closing are not satisfied or waived on or before the Targeted Closing Date and the Parties have not agreed on another date on which the Closing will occur, the Closing will occur on the second Business Day after the conditions to Closing have been satisfied or waived so long as such second Business Day occurs prior to the Termination Date agreed to by Seller and Buyer.  The date the Closing actually occurs is called the “Closing Date.”

12.2.                     Place of Closing.  Subject to the satisfaction of the conditions to Closing set forth in Article 10, the Closing shall be held at the offices of Davis Graham & Stubbs LLP at 9:00 a.m. Denver, Colorado time or at such other time and place as Buyer and Seller may agree in writing.

12.3.                     Closing Obligations.  Subject to the satisfaction of the conditions to Closing set forth in Article 10, at Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)                                 Seller and Buyer shall execute, acknowledge and deliver to Buyer (i) an Assignment, Bill of Sale and Conveyance of Assets effective as of the Effective Time substantially in the form of Exhibit E with a special warranty of title by, through and under Seller but not otherwise and with no warranties, express or implied, as to the personal property, fixtures or condition of  the Assets which are conveyed “as is, where is”; (ii) such other assignments, bills of sale, certificates of title, or deeds necessary to transfer the Assets to Buyer including, without limitation, federal and state forms of assignment; and (iii) an Assignment and Assumption Agreement in the form attached as Exhibit F.

(b)                                 Seller and Buyer shall each deliver a certificate duly executed by an officer thereof confirming that the closing conditions set forth in Sections 10.1(a) and (b) and 10.2(a) and (b), respectively, have been satisfied;

(c)                                  Buyer shall make the payments described in Section 2.3(a);

(d)                                 If requested by Buyer, Seller shall execute, acknowledge and deliver transfer orders or letters in lieu thereof notifying all purchasers of production of the change in ownership of the Assets and directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets;

(e)                                  If requested by Buyer, Seller shall execute and deliver to Buyer an affidavit of non-foreign status and no requirement for withholding under Section 1445 of the Code in the form of Exhibit G;

(f)                                   Each Person listed on Schedule 8.1(f) shall deliver Pay-Off Letters to Buyer;

(g)                                  Seller shall deliver, or cause to be delivered, a recordable form of release of any pledges, mortgages, financing statements, fixture filings and security agreements, if any, affecting the Assets; and

(h)                                 Seller and Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement.

ARTICLE 13.
POST-CLOSING OBLIGATIONS

13.1.                     Post-Closing Adjustments.

(a)                                 Final Settlement Statements.  As soon as practicable after the Closing, but in no event later than one hundred twenty (120) days after Closing, Seller, with the assistance of Buyer’s staff and with access to such records as necessary, will cause to be prepared and delivered to Buyer, in accordance with customary industry accounting practices, (i) the final settlement statement (the “Final Settlement Statement”) setting forth each adjustment to the Purchase Price in accordance with Section 2.6 and showing the calculation of such adjustments and the resulting final purchase price (the “Final Purchase Price”).  As soon as practicable after receipt of the Final Settlement Statement but in no event later than on or before sixty (60) days after receipt of such statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes to make to the Final Settlement Statement.  Buyer’s failure to deliver to Seller a written report detailing proposed changes to the Final Settlement Statement by that date shall be deemed an acceptance by Buyer of the Final Settlement Statement as submitted by Seller.  The Parties shall agree with respect to the changes proposed by Buyer, if any, no later than forty-five (45) days after Buyer’s receipt of Seller’s proposed Final Settlement Statement.  The date upon which such agreement is reached or upon which the Final Purchase Price is established shall be herein called the “Final Settlement Date.”  If the Final Purchase Price is more than the Preliminary Purchase Price, Buyer shall pay to Seller the amount of such difference by wire transfer in immediately available funds no later than five (5) days after the Final Settlement Date.  If the Final Purchase Price is less than the Preliminary Purchase Price, Seller shall pay the amount of such difference to Buyer by wire transfer in immediately available funds no later than five (5) days after the Final Settlement Date.

(b)                                 Dispute Resolution.  If the Parties are unable to resolve a dispute as to the Final Purchase Price within sixty (60) days after Buyer’s receipt of Seller’s proposed Final Settlement Statement, the Parties shall submit the dispute to binding arbitration to be conducted in accordance with the provisions of Section 15.13.

13.2.                     Records.  Seller shall make the Records available for pick up by Buyer at Closing to the extent possible, but in any event, within thirty (30) days after Closing.  Seller may retain copies of the Records and Seller shall have the right to review and copy the Records during standard business hours upon reasonable notice for so long as Buyer retains the Records, which shall be a period of not less than six (6) years.  Buyer agrees that the Records will be maintained in compliance with all applicable Laws governing document retention.

13.3.                     Further Assurances.  From time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of the transactions contemplated by this Agreement.

13.4.                     Filing of Tax Returns; Payment of Taxes.

(a)                                 Seller shall cause all Tax Returns required to be filed on or prior to the Closing Date with respect to the Assets or production of Hydrocarbons from the Assets to be filed on or prior to the Closing Date and shall pay or cause to be paid all Taxes shown as due on such Tax Returns.  All such Tax Returns shall be prepared in a manner consistent with prior practice of Seller to the extent permitted by Law.  Seller shall provide Buyer with copies of completed drafts of such Tax Returns at least ten (10) days prior to the due date for filing thereof, along with supporting workpapers, for Buyer’s review and approval, which may not be unreasonably withheld, conditioned or delayed.  Seller and Buyer shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing.  In the event that Seller and Buyer are unable to resolve any dispute with respect to such Tax Return prior to the due date for filing, such Tax Return shall be filed by Seller without Buyer’s consent, and the dispute regarding such Tax Return shall be resolved pursuant to Section 15.13, which resolution shall be binding on the Parties.

(b)                                 Following the Closing, Buyer shall cause to be timely filed all Tax Returns required to be filed with respect to the Assets or production of Hydrocarbons from the Assets after the Closing Date for (i) taxable periods ending on or prior to the Closing Date and (ii) any taxable period that includes, but does not end on, the Closing Date.  All such Tax Returns shall be prepared in a manner consistent with prior practice of Seller, to the extent permitted by Law and in a manner consistent with the allocation described in Section 2.4(a) and the Final Section 1060 Allocation Schedule.  Buyer shall provide Seller with copies of completed drafts of such Tax Returns at least ten (10) days prior to the due date for filing thereof, along with supporting workpapers, for Seller’s review and approval.  Buyer and Seller shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing.  If the Parties are unable to resolve any dispute with respect to such Tax Return prior to the due date for filing, such Tax Return shall be filed by Buyer without Seller’s consent and the dispute regarding such Tax Return shall be resolved pursuant to Section 15.13, which resolution shall be binding on the Parties.  Buyer shall provide Seller, as applicable, and their representatives with reasonable access to the employees, tax preparers and records of Buyer for purposes of review of such Tax Returns.

(c)                                  If notice of any action, suit, investigation or audit is received by Buyer with respect to Taxes for which Seller may reasonably be expected to be liable under this Agreement or applicable Law (a “Tax Claim”), Buyer shall promptly notify Seller in writing of such Tax Claim.

(d)                                 Buyer shall have the right to represent the interests of Seller in defending, settling, compromising, admitting, or acknowledging any Tax Claim; provided, that Buyer shall keep Seller fully and currently apprised of developments relating to such Tax Claim, and Buyer shall not settle such Tax Claim without the consent of Seller, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, further, that at the election of Seller, Buyer and Seller shall jointly control (at each Party’s own expense) any defense, settlement, compromise, admission, or acknowledgment of any Tax Claim, in which event no Tax Claim shall be settled or compromised without the prior written approval (which shall not be unreasonably withheld, conditioned or delayed) of each of Buyer and Seller.  Buyer shall be entitled to assume sole control over the defense, settlement, compromise, admission, or acknowledgment of any Tax Claim provided that Buyer first releases any claim hereunder and releases Seller from all obligations under with respect to such Tax Claim.

(e)                                  Buyer shall not file an amended Tax Return with respect to any period or partial period ended on or before the Closing Date if such amendment would have, or would reasonably be expected to have, an adverse affect on Seller under this Agreement or under applicable Law without the prior written consent of Seller.

(f)                                   Any refund of a Tax for a period prior to the Effective Time or of a Tax apportioned to Seller pursuant to Article 9 shall be for the account of Seller, and if such a refund is obtained or credited to Buyer, Buyer shall promptly pay over to Seller such amount obtained or credited.

ARTICLE 14.
INDEMNIFICATION

14.1.                     Buyer’s Assumption of Liabilities and Obligations.  Without affecting Buyer’s rights under Articles 4 and 5 with respect to remedies for Title Defects and Environmental Defects, upon Closing, Buyer shall assume and pay, perform, fulfill and discharge all of the following claims, costs, expenses, liabilities and obligations (collectively, the “Obligations”) accruing or relating to the (a) ownership, use or operation of the Assets after the Effective Time including owning, developing, exploring, operating or maintaining the Assets or the producing, transporting and marketing of Hydrocarbons from the Assets, the payment of Property Expenses, the make-up and balancing obligations for overproduction of gas from the Wells, and all liability for royalty and overriding royalty payments and Production Taxes (allocated in accordance with Article 9) made with respect to the Assets; and (b) the Environmental Liabilities ((a) and (b), collectively, the “Assumed Liabilities”).  Notwithstanding the foregoing, the Assumed Liabilities shall not include any of the following: (a) the payment or improper payment by Seller of royalties accruing under the Leases prior to the Effective Time with respect to Assets that Seller serves as the operator; (b) any obligations, duties and liabilities that (i) do not primarily relate to or primarily arise out of, the Assets (other than liability for costs and expenses allocated to Buyer under other provisions of this Agreement), (ii) that are attributable to periods prior to or after the Effective Time that relate to Seller’s corporate overhead (including personnel) other than liability for costs and expenses allocated to Buyer under other provisions of this Agreement or (iii) relate to any pre-Effective Time Property Expenses allocated to Seller under other provisions of this Agreement; (c) any obligations, duties and liabilities of Seller primarily relating to or arising from each of the Excluded Assets; (d) any obligations, duties and liabilities relating to the matters set forth on Schedule 6.5; and (e) any income taxes of Seller or any of its Affiliates, which shall be retained by Seller ((a) through (e), collectively, the “Retained Liabilities”).

14.2.                     Indemnification.  After the Closing, Buyer and Seller shall indemnify each other as follows:

(a)                                 Seller’s Indemnification.  Seller shall defend, indemnify, and save and hold harmless Buyer, its members, managers, shareholders, officers, directors, employees and agents (the “Buyer Indemnified Parties”), from and against all Losses which arise directly or indirectly from or in connection with (i) the Retained Liabilities, (ii) any breach by Seller of any of Seller’s representations and warranties contained in this Agreement that survive the Closing or (iii) any breach of Seller’s covenants or agreements contained in this Agreement.

(b)                                 Buyer’s Indemnification.  Buyer shall defend, indemnify, and save and hold harmless Seller and its Affiliates and their respective members, managers, shareholders, officers, directors, employees and agents, from and against all Losses which arise directly or indirectly from or in connection with (i) the Assumed Liabilities, (ii) any breach by Buyer of any of Buyer’s representations and warranties contained in this Agreement, or (iii) any breach of Buyer’s covenants or agreements contained in this Agreement.

(c)                                  Limitations on Indemnity.  Notwithstanding anything to the contrary set forth herein, Seller shall have no liability for indemnification hereunder or for any Losses pursuant to Section 14.2(a) until the total of all Losses with respect to such matters exceed $9,900,000 (the “Deductible”), after which point the Buyer Indemnified Parties shall be entitled to indemnification only in excess of the Deductible.  The aggregate liability of Seller for indemnification pursuant to Section 14.2(a) with respect to Losses suffered by the Buyer Indemnified Parties shall not exceed $49,500,000 (the “Cap”).  Notwithstanding the foregoing, the Deductible and the Cap will not apply to a breach of the Fundamental Representations or to Seller’s obligation to indemnify Buyer for the Retained Liabilities.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, Seller’s and Buyer’s sole and exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in Articles 6, 7 and 8, and the affirmations of such representations and warranties, covenants, and agreements contained in the certificates delivered by each Party at Closing pursuant to Section 12.3(b), is set forth in this Section 14.2, and if no such right of indemnification is expressly provided, then such claims are hereby waived to the fullest extent permitted by Law.  Except for the remedies contained in this Section 14.2, and any other remedies available to the Parties at law or in equity for breaches of this Agreement other than Articles 6, 7 and 8, upon Closing, each Party releases, remises, and forever discharges the other Party from any and all suits, legal or administrative proceedings, claims, demands, damages, Losses, costs, liabilities, interest, or causes of action whatsoever, in law or in equity, known or unknown, which such Parties might now or subsequently may have, based on, relating to, or arising out of this Agreement or Seller’s ownership, use, or operation of the Assets, or the condition, quality, status, or nature of the Assets, INCLUDING RIGHTS TO CONTRIBUTION OR COST RECOVERY UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, BREACHES OF STATUTORY AND IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION, ANY RIGHTS UNDER INSURANCE

POLICIES ISSUED OR UNDERWRITTEN BY THE OTHER PARTY OR ANY OF ITS AFFILIATES, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON, INVITEE OR THIRD PERSON, AND WHETHER OR NOT CAUSED BY A PREEXISTING CONDITION.

(e)                                  EACH PARTY CONFIRMS THAT IT IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT, AND EACH PARTY ACKNOWLEDGES THAT THIS NO RELIANCE CONFIRMATION IS A MATERIAL INDUCEMENT TO THE OTHER PARTY’S WILLINGNESS TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY.

14.3.                     Procedure.  The indemnifications contained in Section 14.2 shall be implemented as follows:

(a)                                 Claim Notice.  The Party seeking indemnification under the terms of this Agreement (“Indemnified Party”) shall submit a written “Claim Notice” to the other Party (“Indemnifying Party”) which, to be effective, must be delivered prior to the end of the Survival Period applicable under Section 14.4 to the representation or warranty that is the subject of such Claim Notice and must state:  (i) the amount of each payment claimed by an Indemnified Party to be owing, (ii) the basis for such claim, with supporting documentation, and (iii) a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed.  Unless, within sixty days of receipt of a Claim Notice, the Indemnifying Party provides written notice to the Indemnified Party that it contests the Losses identified in such Claim Notice, the Indemnifying Party shall, subject to the other terms of this Section 14.3, pay to the Indemnified Party the amount of the Losses related to such indemnification claim or the uncontested portion thereof.  If the Indemnifying Party objects to a Claim Notice on the basis that it lacks sufficient information, it shall promptly request from the Indemnified Party any specific additional information reasonably necessary for it to assess such indemnification claim, and the Indemnified Party shall provide the additional information reasonably requested.  Upon receipt of such additional information, the Indemnifying Party shall notify the Indemnified Party of any withdrawal or modification of the objection.  All disputed indemnification claims shall be resolved by Buyer and Seller in accordance with either (A) a mutual agreement between Buyer and Seller, which shall be memorialized in writing, or (B) final arbitration in accordance with Section 15.13.

(b)                                 Information.  Promptly after the Indemnified Party receives notice of a claim or legal action by a third party that may result in a Loss for which indemnification may be sought under this Article 14 (a “Claim”), the Indemnified Party shall give written notice of such Claim to the Indemnifying Party.  If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim.  At the election of the Indemnifying Party made within sixty (60) days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim (to the extent only that such Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party’s choice; provided, however, that no such settlement can result in any liability or cost to the Indemnified Party for which it is entitled to be indemnified hereunder without its consent.  If the Indemnifying Party elects to assume control, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party, and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Claim, legal action, or other matter.  In the absence of such an election, the Indemnified Party will use its best efforts to defend, at the Indemnifying Party’s expense, any claim, legal action or other matter to which such other Party’s indemnification under this Article 14 applies until the Indemnifying Party assumes such defense, and, if the Indemnifying Party fails to assume such defense within the time period provided above, settle the same in the Indemnified Party’s reasonable discretion at the Indemnifying Party’s expense with the Indemnifying Party’s consent which shall not be unreasonably withheld.  If such a Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize defense of such Claim or either Party’s position with respect to such Claim.  If the Indemnifying Party is entitled to, and does, assume the defense of any such Claim, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof; provided, however, that notwithstanding the foregoing, the Indemnifying Party shall pay the reasonable attorneys’ fees of the Indemnified Party if the Indemnified Party’s counsel shall have advised the Indemnified Party that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party (provided that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys and one local counsel to represent all of the Indemnified Parties subject to such Claim).

14.4.                     Survival of Warranties, Representations and Covenants.  All representations and warranties contained in Articles 6 and 7 of this Agreement shall survive the Closing and remain in full force and effect until 5:00 p.m., Denver, Colorado time, on the date that is nine (9) months after the Closing Date, at which time they shall terminate, except that those representations and warranties set forth in Sections 6.1 (Status), 6.2 (Power), 6.3 (Authorization and Enforceability) and Section 6.4 (Broker’s Fees) made by Seller, and Sections 7.1 (Organization and Standing), 7.2 (Power) and 7.3 (Authorization and Enforceability) made by Buyer (the “Fundamental Representations”), will survive indefinitely (the applicable period, being referred to herein as the “Survival Period”).  The covenants and performance obligations contained in this Agreement that contemplate performance after the Closing shall survive the Closing and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms.

14.5.                     Reservation as to Non-Parties.  Nothing herein is intended to limit or otherwise waive any recourse Buyer or Seller may have against any non-party for any obligations or liabilities that may be incurred with respect to the Assets.

14.6.                     Reductions in Losses.  The amount of any Losses for which an Indemnified Person is entitled to indemnity under this Article 14 shall be reduced by the amount of insurance proceeds realized by the Indemnified Person or its Affiliates with respect to such Losses (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its insurance captive or other Affiliate), and by the amount of any net Tax benefit actually realized by Buyer as a result of the events giving rise to the Losses in question.

14.7.                     Waiver by Buyer.  Seller shall not have any obligation or liability under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement for any breach, misrepresentation, or noncompliance with respect to any representation, warranty, covenant, indemnity, or obligation if such breach, misrepresentation, or noncompliance shall have been waived by Buyer.

ARTICLE 15.
MISCELLANEOUS

15.1.                     Schedules.  The Schedules to this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

15.2.                     Expenses.  Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, without limitation, engineering, land, title, legal and accounting fees, costs and expenses.

15.3.                     Notices.  All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below.  Any communication or delivery hereunder shall be deemed to have been duly made and the receiving Party charged with notice (i) if personally delivered, when received, (ii) if sent by facsimile transmission, when received, (iii) if mailed, five (5) Business Days after mailing, certified mail, return receipt requested, or (iv) if sent by overnight courier, one (1) Business Day after sending.  All notices shall be addressed as follows:

If to Seller:

Liberty Resources LLC

1200 17th Street, Suite 2050

Denver, CO  80202

Attn:  Paul Vitek

Telephone:  (303) 749-5714

Fax:  (303) 749-5759

With a copy to (which shall not constitute notice):

Davis Graham & Stubbs LLP

1550 17th Street, Suite 500

Denver, CO  80202

Attn:  Kristin L. Lentz

Telephone:  (303) 892-7334

Fax:  (303) 893-1379

and

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY  10019

Attn:  Bruce C. Herzog and Adam M. Turteltaub

Telephone:  (212) 728-8000

Fax:  (212) 728-8111

If to Buyer:

Kodiak Oil & Gas (USA) Inc.

1625 Broadway, Suite 250

Denver, Colorado  80202

Telephone: (720) 475-5943

Fax:  (303) 592-8071

Attention:  Cathleen Osborn and James Henderson

With a copy to (which shall not constitute notice):

Dorsey & Whitney LLP

Columbia Center

701 Fifth Avenue, Suite 6100

Seattle, Washington  98104-7043

Telephone: (206) 903-8814

Fax:  (206) 903-8820

Attention: Randal R. Jones and Wells Parker

Any Party may, by written notice so delivered to the other Party, change the address or individual to which delivery shall thereafter be made.

15.4.                     Amendments.  This Agreement may not be amended except by an instrument expressly modifying this Agreement signed by each of the Parties.  Except for waivers specifically provided for in this Agreement, no waiver by either Party of any breach of any provision of this Agreement shall be binding unless made expressly in writing.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless expressly so provided.  Delay in the exercise, or non-exercise, of any such right is not a waiver of that right.

15.5.                     Assignment.  Nether Buyer nor Seller shall assign all or any portion of its respective rights or delegate all or any portion of its respective duties hereunder without the written consent of such other party hereto.

15.6.                     Headings.  The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

15.7.                     Counterparts/Fax Signatures.  This Agreement may be executed and delivered in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument.  The exchange of copies of this Agreement and of signature pages by facsimile or by electronic image scan transmission in .pdf format shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the Parties transmitted by facsimile or electronic image scan transmission in .pdf format shall be deemed to be their original signatures for all purposes.  Any Party that delivers an executed counterpart signature page by facsimile or by electronic scan transmission in .pdf format shall promptly thereafter deliver a manually executed counterpart signature page to each of the other Parties; provided, however, that the failure to do so shall not affect the validity, enforceability, or binding effect of this Agreement.

15.8.                     Governing Law.  Except as provided in this Section 15.8, this Agreement and the transactions contemplated hereby and any arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the laws of the State of Colorado, without regards to conflicts of laws principles (except to the extent that the laws of the State of North Dakota are applicable to issues relating to real property, royalty issues or oil and gas leases and interests therein).  Seller agrees that it will not, and will not permit its Affiliates to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Providers in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including with respect to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the United States District Court for the Southern District of New York or any court of the State of New York sitting in the Borough of Manhattan in the City of New York, and notwithstanding anything to the contrary in this Agreement, Seller, on behalf of itself and its Affiliates, hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in any such proceeding.

15.9.                     Entire Agreement.  This Agreement along with the Confidentiality Agreement executed between Buyer and the Company, dated March 3, 2013, constitutes the entire understanding among the Parties, their respective partners, members, trustees, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

15.10.              Binding Effect.  This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns.  Notwithstanding anything to the contrary herein, this Agreement is not a binding agreement between the Parties hereto unless and until this Agreement is duly executed in writing by representatives of the Parties and delivered by the Parties.

15.11.              No Third-Party Beneficiaries.  Other than as set forth in this Section 15.11 and in Section 15.15, this Agreement is intended only to benefit the Parties hereto and their respective permitted successors and assigns.  Nothing in this Agreement shall entitle any Person other than Seller and Buyer to any claim, cause of action, remedy or right of any kind, except that the Debt Providers and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or

Representatives shall be third party beneficiaries of Section 11.2, Sections 14.2(d) and (e), Section 15.8, this Section 15.11, Section 15.13 and Section 15.15.

15.12.              No Vicarious Liability.  Buyer shall not, and shall cause the other Buyer Indemnified Parties not to, assert or threaten any claim or other method of recovery, in contract, in tort or under statute, against any Person other than Seller.  Buyer shall be liable for all attorneys’ fees and court costs arising from a breach of this Section 15.12.

15.13.              Dispute Resolution and Arbitration.  All Disputes (other than a Party’s right to seek specific performance which may be brought in any court of competent jurisdiction and as to which this Section 15.13 shall not apply) between the Parties related to this Agreement shall be resolved by arbitration, pursuant to the following procedures:

(a)                                 The parties to any arbitration pursuant to this Section 15.13 shall select an arbitrator or arbitrators as follows:

(1)                                 For arbitration of a Dispute as described in Section 4.3 with respect to Title Disputed Matter or arbitration of a Dispute as described in Section 5.4 with respect to Environmental Defects, the parties to such arbitration shall select a single, independent arbitrator within ten (10) days after written demand for such arbitration by any Party.  If the parties to such arbitration are unable to agree upon a single arbitrator, then such arbitration shall be conducted with three (3) arbitrators, selected pursuant to Section 15.13(a)(2); provided, however, any such arbitrators selected pursuant to Section 15.13(a)(2) must comply with the applicable qualifications enumerated in the last two sentences in this Section 15.13(a)(1).  For Disputes involving Title Disputed Matters pursuant to Section 4.3, any arbitrator selected shall be qualified by education, knowledge and experience with title defects affecting the types of properties which are subject to the disputed Title Defect and have a minimum of ten years experience with such types of defects and properties.  For Disputes concerning Environmental Defects, the arbitrator selected shall be qualified by education, knowledge and experience with environmental defects affecting the types of properties which are subject to the disputed Environmental Defect or Environmental Defect Amount and have a minimum of ten years experience with such types of defects and properties.

(2)                                 For arbitration of any other Dispute, each side to such arbitration shall each select a single, independent arbitrator within ten (10) days after written demand for such arbitration by any Party.  The two (2) arbitrators selected by the respective sides shall, in turn, select the third neutral and independent arbitrator.  For any Dispute concerning Section 9.4 (with respect to the preparation of Tax Returns and the payment of Taxes), each of the three (3) arbitrators shall be a tax accountant with a minimum of ten years experience with the types of Taxes in question.

(b)                                 The arbitration shall be governed by Colorado Law but the specific procedure to be followed shall be determined by the arbitrator(s).  It is the intent of the Parties that the arbitration be conducted as efficiently and inexpensively as possible, with only limited discovery as determined by the arbitrator without regard to the discovery permitted under the Colorado or Federal Rules of Civil Procedure.

(c)                                  The arbitration proceeding shall be held in the City and County of Denver, Colorado, and a hearing shall be held no later than sixty (60) days after submission of the matter to arbitration, and a written decision shall be rendered by the arbitrators within thirty (30) days of the hearing.

(d)                                 At the hearing, the Parties shall present such evidence and witnesses as they may choose, with or without counsel.  Adherence to formal rules of evidence shall not be required but the arbitrator shall consider any evidence and testimony that he or she determines to be relevant, in accordance with procedures that it determines to be appropriate.

(e)                                  Any award entered in the arbitration shall be made by a written opinion stating the reasons and basis for the award made.

(f)                                   The costs incurred in employing the arbitrators, including the arbitrators’ retention of any independent qualified experts, shall be borne 50% by Seller and 50% by Buyer.

(g)                                  The arbitrator’s award may be filed in any court of competent jurisdiction and may be enforced by any Party as a final judgment of such court.

15.14.              Time of the Essence.  Time is of the essence in this Agreement, and the Parties agree to work in good faith toward closing the transaction on or before the Closing Date.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during that notice is required to be given or action taken) shall be the next day that is a Business Day.

15.15.              Certain Agreements with Respect to Debt Providers.  Seller agrees, on behalf of itself and its Affiliates, stockholders and Representatives (collectively, the “Seller Related Parties”) that the Debt Providers and their Affiliates, stockholders and representatives and each of their successors and assigns (i) shall be subject to no liability or claims by the Seller Related Parties arising out of or relating to this Agreement, the financing or the transactions contemplated hereby or in connection with the Debt Financing, or the performance of services by such Debt Providers or their Affiliates or representatives with respect to the foregoing and (ii) are express third party beneficiaries of this Section 15.15, (which may not be changed as to any type of Debt Financing without its prior written consent) and Section 11.2, Sections 14.2(d) and (e), Section 15.8, Section 15.11 and Section 15.13.

15.16.              Parent Assurances and Representations.

(a)                                 Parent shall cause Buyer to comply in full and promptly with any specific performance order issued by a court of competent jurisdiction that requires Buyer to close the transactions contemplated hereby on the terms set forth herein. Parent waives all defenses and rights of subrogation with respect to its unconditional assurance in this Section 15.16(a).

(b)                                 Representations and Warranties of Parent.

(1)                                 Parent is a corporation duly organized, validly existing and in good standing under the laws of the Yukon Territory.

(2)                                 Parent has all requisite power and authority to carry on its business as presently conducted.  The execution and delivery of this Agreement and the fulfillment of and compliance with the terms and conditions hereof (including the guarantee contemplated by this Section 15.16) will not, as of the Closing, violate or conflict with, any material provision of Parent’s governing documents, or, to the knowledge of Parent, any judgment, decree, order, statute, rule or regulation applicable to Parent.

(3)                                 Assuming the due authorization, execution and delivery by Seller, this Agreement constitutes Parent’s legal, valid and binding obligation enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

 [Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

SELLER:

LIBERTY RESOURCES LLC

By:	/s/ Chris Wright
Name:	Chris Wright
Title:	CEO

BUYER:

KODIAK OIL & GAS (USA) INC.

By:	/s/ Lynn A. Peterson
Name:	Lynn A. Peterson
Title:	CEO & President

Solely with respect to Section 15.16, PARENT:

KODIAK OIL & GAS CORP.

By:	/s/ Lynn A. Peterson
Name:	Lynn A. Peterson
Title:	CEO & President